UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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W. P. CAREY

Investing for the Long Run®

# 2025 Proxy Statement

Carey
Forward

Letter from Our Chair and Chief Executive Officer

Christopher J. Niehaus Non-Executive Chair Board of Directors Jason E. Fox Chief Executive Officer President Member of the Board of Directors	Dear Fellow Shareholders,

On behalf of the W. P. Carey Board of Directors, we are pleased to present you with our 2025 Proxy Statement.
2024 was a pivotal year for W. P. Carey. With ever-changing market dynamics, we completed $1.6 billion of investments in high-quality, single tenant industrial, warehouse and retail properties in the U.S. and Europe – at attractive spreads to our cost of capital – ending the year with record quarterly investment volume. The completion of our exit strategy from the office sector created a new baseline for AFFO, establishing a foundation for sustainable future growth in earnings and dividends, aimed at delivering long-term value to shareholders.
Our strong balance sheet and liquidity position will enable us to continue to invest in 2025 without the need to access the capital markets. Our investment strategy affords us the ability to invest in a variety of property types, geographies and tenant industries which provides a wide opportunity set for new acquisitions. This diversified approach, established more than 50 years ago, still insulates us from any single market disruption during challenging economic conditions and serves as a means for internal and external growth. Our best-in-class rent escalations continue to provide a built-in safeguard against inflation, ensuring a stable revenue stream even amid economic uncertainty. In 2024, we generated year-over-year contractual same-store rent growth of 2.6%, which remains among the best of our net lease peers.
Just as our Founder, Bill Carey, believed in our Investing for the Long Run approach, he also asserted a commitment to leave the world in a better place than he found it. By Doing Good While Doing Well, we remain steadfast in our longstanding focus on Corporate Responsibility. This concept is embedded in our business decisions and supports our business strategy. As detailed later in this Proxy Statement, we continue to make progress in quantifying our carbon footprint, with the goal of reducing our impact on the environment. We believe this makes good business sense in the form of solid returns and deeper long-term tenant relationships, and also plays an important role in mitigating climate change.
We maintain the highest standards of corporate governance and transparency, and the experienced members of our Board of Directors provide invaluable guidance and oversight across all areas of our organization. We believe that our governance practices, including the separation of the roles of Chair and CEO, annual Say-on-Pay vote and strong shareholder rights, are critical to our long-term success. Cybersecurity also remains a focus, and our team maintains sound frameworks based on industry standards to identify and mitigate information security risks. Through our investor stewardship outreach, we met with investors representing more than 25% of our outstanding shares. These discussions provided valuable insight on how our shareholders view W. P. Carey’s governance, compensation and sustainability programs, both confirming support of many of our existing practices as well as sharing ideas for areas of improvement. Separately, our management team met with more than 375 equity and fixed income investment professionals, sharing valuable investor perspectives with the Board throughout the year.
Our people continue to be at the heart of our success, and we strive to maintain an inclusive work environment across our offices that enables our employees to bring their authentic selves to work every day. Our efforts focus on hiring and retaining the best and the brightest, and providing employees with development opportunities by which they can thrive and grow. To that end, in 2024 we were again certified as a Great Place to Work, this year in both the U.S. and the Netherlands. Based on the third-party survey, 100% of our U.S. and 98% of our European employee respondents consider W. P. Carey a Great Place to Work. Our voluntary employee turnover rate remained low at 5%, significantly lower than both the real estate and financial services sector. We are grateful for our management team and employees for their dedication, hard work and diligence as we continue to navigate a rapidly changing economic environment.

Letter from Our Chair and Chief Executive Officer

As we look ahead, we remain focused on delivering value to our shareholders through disciplined investments and strategic portfolio management. We are confident in our ability to drive meaningful AFFO and dividend growth, generating attractive total returns and delivering long-term value for our shareholders.
Thank you for your continued confidence and trust in our business. Together, we have built a strong foundation for W. P. Carey, and we are excited about the opportunities that lie ahead.
Sincerely,

Christopher J. Niehaus Non-Executive Chair Board of Directors	Jason E. Fox Chief Executive Officer and President Member of the Board of Directors

Notice of Annual Meeting of Stockholders
March 28, 2025
Date and Time
Thursday, June 12, 2025
1:30 p.m. Eastern Time
Location
Virtual*
Items of Business
■    Elect ten Directors for 2025;
■    Consider an advisory vote on executive compensation;
■    Ratify the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2025; and
■    Transact such other business as may properly come before the meeting and any adjournment or postponement thereof.
Only shareholders who owned stock at the close of business on March 24, 2025 are entitled to vote at the meeting. W. P. Carey Inc. ("W. P. Carey" or the "Company") is furnishing the proxy materials for the Annual Meeting electronically using the Internet through the mailing to our stockholders of a Notice of Internet Availability of Proxy Materials, or the Notice and Access Card. The Company first made available the attached Proxy Statement, proxy card and its Annual Report on Form 10-K for the year ended December 31, 2024 ("Annual Report") to shareholders on or about April 4, 2025.
By Order of the Board of Directors
Susan C. Hyde
Chief Administrative Officer and Corporate Secretary
W. P. Carey Inc.
One Manhattan West
395 9th Avenue, 58th Floor
New York, NY 10001
*     The format of our 2025 Annual Meeting of Stockholders will be virtual-only. We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. To attend, participate in and/or vote at the virtual Annual Meeting at www.virtualshareholdermeeting.com/WPC2025, stockholders must enter the 16-digit control number found on their proxy card or voting instruction form or notice.

How to Vote

Internet	Phone	Mail	QR Code
Whether or not you attend, it is important that your shares be represented and voted at the Annual Meeting.
You may vote your shares by using the telephone or through the Internet, as described on the proxy card or voting instruction form or notice. You may also vote your shares by marking your votes on the proxy card or voting instruction form or notice, signing and dating it and mailing it in the business reply envelope provided. If you attend the virtual Annual Meeting, you may withdraw your previously submitted proxy card or voting instruction form or notice and vote virtually.
Additional questions are answered in the Users' Guide on page 63.
This Proxy Statement and the Annual Report to Shareholders are available at www.proxyvote.com.

Table of Contents

1	Proxy Summary	35	Executive Compensation
4	Corporate Responsibility Highlights	35	Compensation Discussion and Analysis
6	Proposal One: Election of Ten Directors	35	Compensation Principles
6	Nominees for the Board of Directors	36	2024 Business Highlights
14	Committees of the Board of Directors	36	Compensation Highlights
17	Board Governance	39	Elements of Compensation
17	Board Member Term	44	Compensation Governance
17	Board Meetings and Director Attendance	46	Compensation Committee Report
17	Board Leadership Structure	46	Compensation Committee Interlocks and Insider Participation
17	Oversight of Risk Management
18	Cybersecurity	47	Summary Compensation Table
18	Management Succession Plan	48	2024 Grants of Plan-Based Awards
18	Director Independence	49	Outstanding Equity Awards at December 31, 2024
19	Board Refreshment	50	2024 Stock Vested
19	Board Nominating Procedures	51	2024 Nonqualified Deferred Compensation
21	Proxy Access	51	Potential Payments Upon Termination or Change-in-Control
21	Shareholder Amendment of Bylaws
22	Compensation of the Board of Directors	53	CEO Pay Ratio
23	2024 Director Compensation Table	53	Pay Versus Performance
24	Director Stock Compensation Table	57	Proposal Three: Ratification of Appointment of Independent Registered Public Accounting Firm
25	Corporate Governance
25	Shareholder Proposals	58	Report of the Audit Committee
25	Other Communications with the Board	58	Financial Expert
25	Code of Ethics	59	Fees Billed by PricewaterhouseCoopers LLP During Fiscal Years 2024 and 2023
26	Human Rights Policy
26	ESG Policy Statement	59	Pre-Approval Policies
26	Compliance with Anti-Bribery, Foreign Corrupt Practices Act, and Office of Foreign Assets Control Requirements	60	Security Ownership of Certain Beneficial Owners, Directors and Management

		62	Equity Compensation Plan Information
26	Certain Relationships and Related Party Transactions	63	Users' Guide
		65	Appendix A—Descriptions of Non-GAAP Financial Measures
28	Corporate Responsibility
28	Environmental Initiatives
29	Social Responsibility
31	Governance
32	Executive Officers for 2025
34	Proposal Two: Advisory Vote on Executive Compensation

We make references herein to various websites, including our website located at www.wpcarey.com, however, the information located on, or accessible from, any website (including our website) is not, and should not be deemed to be, part of this proxy statement or incorporated into any other filing that we submit to the Securities and Exchange Commission.

Proxy Summary
This summary highlights information contained in this Proxy Statement. The summary does not contain all of the information you should consider and you should read the entire Proxy Statement carefully before voting.
Ways to Vote

Internet Visit www.proxyvote.com. You will need the 16-digit number included on your proxy card, voter instruction form or notice.
Phone Call 1-800-690-6903 or the number on your voter instruction form. You will need the 16-digit number included on your proxy card, voter instruction form or notice.
Mail Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.
QR Code Point your smartphone camera at the icon to the left to visit www.proxyvote.com. You will need the 16-digit number included on your proxy card, voter instruction form or notice.
Voting Matters and Board Recommendations

Proposal		Board Vote Recommendation	Page

1	Election of Ten Directors Named in this Proxy Statement for 2025	FOR each Nominee	6
2	Consideration of an Advisory Vote on Executive Compensation	FOR	34
3	Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2025	FOR	57
2024 Performance Highlights
We are proud of our accomplishments over the past year, enhancing our portfolio and strengthening our balance sheet. We take a long-term view with respect to both investing and our performance, and we are pleased to have executed well on behalf of our shareholders.

$1.6 billion	Completed our Office Sale Program (as defined below)	$2.6 billion	$3.49 per share

of investments with a 17-year weighted-average lease term	selling 86 assets for $771 million of gross proceeds	of liquidity available at year-end and 5.5x of pro rata Net Debt to Adjusted EBITDA(1)	of cash dividends declared, supported by per share AFFO(1) of $4.70
1.See Appendix A for a description of these non-GAAP financial measures.

2025 Proxy Statement 1

Proxy Summary
Governance Highlights
Because we believe that a company's tone is set at the top, we are proud to report on our Corporate and Board-level governance provisions, many of which are recognized as best practices. Critical components of our governance profile include:

Governance Highlights	■	All Independent Directors, other than our Chief Executive Officer ("CEO")
	■	No related-party transactions
	■	Independence of Directors reviewed annually
	■	Independent Chair, separate from our CEO
	■	All Directors attended 75% or more meetings in 2024
	■	Compliance with stock ownership guidelines
	■	All directors in compliance with over-boarding limitations
	■	Director skills align with our Board of Directors (our "Board") needs
	■	Women represent 40% of our Board
	■	Adopted a Dodd Frank Clawback Policy aligning with New York Stock Exchange ("NYSE") rules
	■	Published Environmental, Social and Governance ("ESG") Report in accordance with Global Reporting Index ("GRI") Standards, which included EEO-1 report

Strong Shareholder Rights	■	Proxy access with a "3/3/20/20" market standard
	■	Opted out of Maryland staggered board provisions; all Directors elected annually
	■	Majority voting for Directors with mandatory resignation policy
	■	Amendment of bylaws by shareholders permitted
	■	No poison pill

Our Approach to Compensation
Our compensation programs are designed to align executive pay with Company performance and to motivate management to make sound financial decisions that increase the value of the Company. The substantial majority of the potential compensation opportunities for our named executive officers ("NEOs") is at-risk and aligned with shareholder outcomes over time.

CEO Pay Mix(1)
	Element	Form	Compensation Objectives and Key Features

	Base Salary	Fixed Cash	Base level of competitive cash to compensate, attract and retain executives
	Annual Cash Incentive Award	Performance-Based Cash	Objective Company performance metrics: AFFO(3) per share, Net Debt to Adjusted EBITDA(3) and Cash Interest Expense Coverage(3); portion of NEO cash bonus based on strategic accomplishments
NEO Pay Mix(2)
	Long-Term Equity Incentives	Performance Stock Units	Performance Stock Units ("PSUs") predicated on three-year performance based on absolute AFFO(3) per share growth and relative total shareholder return ("TSR") versus the MSCI US REIT Index
		Restricted Stock Units	Restricted Stock Units ("RSUs") vest over a three-year period
1.Due to rounding will not equal 100%.
2.Includes pay for John J. Park, who served as an NEO of the Company until September 30, 2024.
3.As defined in Appendix A.

2 2025 Proxy Statement

Proxy Summary
Director Nominee Snapshot
The nominees for our Board are comprised of our CEO and nine independent Directors, and offer a mix of tenured and newer Directors, each with different backgrounds. We believe this diversity provides the varied viewpoints and robust discussion that result in better outcomes for our shareholders.

				Committee Memberships

Nominee	Age	Director Since	Independent	Audit	Compensation	Executive	Investment	Nominating and Corporate Governance

Mark A. Alexander	66	2016	✓
Constantin H. Beier	53	2022	✓
Tonit M. Calaway	57	2020	✓
Peter J. Farrell	64	2016	✓
Robert J. Flanagan	68	2018	✓
Jason E. Fox	52	2018
Rhonda O. Gass	61	2024	✓
Margaret G. Lewis	70	2017	✓
Christopher J. Niehaus	66	2016	✓
Elisabeth T. Stheeman	61	2022	✓

Non-Executive Chair Committee Chair Committee Member Financial Expert
Board Nominee Composition
Our Board brings a strong mix of real estate expertise, international insights, strategic planning, risk management & oversight, and public company board and management experience. We believe our Director nominees have the skills and experience necessary to fulfill the Board's responsibilities for strategic oversight, succession planning and other fiduciary duties, as well as the knowledge and vision needed for the advancement of our business strategy and objectives.

2025 Proxy Statement 3

Corporate Responsibility Highlights
We remain committed to the two core principles that have guided us since our founding in 1973: Investing for the Long Run® and Doing Good While Doing Well®. They continue to guide the way we run our business and view the world. Our founder, Wm. Polk Carey, believed — as we do today — that our business by its very nature promotes prosperity, but that our responsibility does not end there. He understood that good corporate citizenship was fundamental to good business and to creating long-term value for our investors. Today his vision and values live on through our corporate responsibility initiatives, focused on our ESG objectives. Our ESG Report is available on our website at www.wpcarey.com/esg.

Our 2024 ESG highlights include:

Achieved Green Lease Leader Gold Level Recognition for the Third Consecutive Year(1)	Earned Great Place to Work® Certification™ in the U.S. and Europe	Maintained a "1" QualityScore Governance Rating from ISS

Great Place To Work®

Certified

JUN 2024-JUN 2025

USA

™

Great Place To Work®

Certified

JUN 2024-JUN 2025

NL

™

ENVIRONMENTAL

■Increased the percentage of our portfolio(2) (by square feet) tied to a lease that includes green lease provisions to 31%, driving improved insight into the power consumption and carbon footprint of our portfolio
■Established a near-term reduction target for our scope 1 and 2 emissions, aligned with the Paris Agreement and the Science Based Targets initiative (SBTi) and amended our credit facility to include sustainability-linked pricing
■Achieved Gold level recognition as a Green Lease Leader for the third year in a row(1)
■Owned 6.3 million square feet of green-certified buildings as of December 31, 2024(3)
1.Recognized as a Green Lease Leader in 2022, 2023 and 2024.
2.Portfolio information reflects pro rata ownership of real estate assets (excluding operating properties) as of December 31, 2024.
3.For a building to be considered "green certified" under our investment criteria, it must at a minimum be certified by LEED, BREEAM or a similarly recognized organization or certification process. LEED™— an acronym for Leadership in Energy and Environmental Design™— and its related logo are trademarks owned by the U.S. Green Building Council and are used with permission. Learn more at www.usgbc.org/LEED. BREEAM is a registered trademark of BRE (the Building Research Establishment Ltd. Community Trade Mark E5778551). The BREEAM marks, logos and symbols are the Copyright of BRE and are reproduced by permission.

4 2025 Proxy Statement

Environmental, Social and Governance Highlights

SOCIAL

■Certified™ by Great Place to Work® in both the U.S. and the Netherlands
■Selected as one of Fortune's Best Workplace for Women, in Real Estate and in New York
■Sponsored 13 employees to run in the New York City Marathon and, together with the W. P. Carey Foundation, raised over $130,000 for NewYork-Presbyterian Hospital. The Company also sponsored a team of nine employees to run the Mizuno Half Marathon in Amsterdam.
■Recognized by the American Heart Association for Silver level achievement on the Well-being Works Better™ Scorecard and by Cigna Healthcare as a Bronze level recipient of the Healthy Workforce Designation
■Provided financial support to a variety of organizations within the communities we operate, including hospitals, museums and other programs
■Welcomed 14 students for our global summer internship program, with four returning in full-time roles
■Sponsored employee volunteer opportunities, including the City Harvest "food rescue" at the Union Square Greenmarket and "plastic fishing" in the Amsterdam Canals to collect and repurpose waste

GOVERNANCE

■Maintained the highest QualityScore rating of "1" in Governance from ISS
■Improved our MSCI ESG Rating; Upgraded from "BBB" to "A"
■Published our sixth annual standalone ESG Report
■Maintained GRESB Public Disclosure Score of "A"
■Adopted our ESG Policy Statement
■Women represent 40% of Board

2025 Proxy Statement 5

Proposal One:
Election of Ten Directors
We first ask that you vote for each of the ten nominees, all of whom are current members of our Board, for election to the Board. We lead with this vote because we, the Board, oversee W. P. Carey as stewards for all of our stakeholders, including you, our shareholders.

The Board recommends a vote FOR each of the nominees
Nominees for the Board of Directors
Our Board members are diverse in talents, experiences and backgrounds but share track records of successful management and oversight of public and private companies. The Board recommends a vote FOR each of the nominees set forth on the following pages so we can continue along the path we have been actively pursuing. Unless otherwise specified, proxies will be voted FOR the election of the named nominees, each of whom was recommended by the Nominating and Corporate Governance Committee (the "NCG Committee") and approved by the Board. Assuming the presence of a quorum at the meeting of stockholders to be held on June 12, 2025 (the "Annual Meeting"), the affirmative vote of a majority of the votes cast for a nominee by the stockholders present, in person at the virtual meeting or by proxy, is required to elect each nominee.

Strategic Planning	●	●	●	●	●	●	●	●	●	●
International Business	●	●	●	●	●	●	●		●	●
Risk Management & Oversight	●	●	●	●	●	●	●	●		●
U.S. Public Company Executive Officer	●		●	●	●	●	●	●	●
Public & Private Capital Markets	●		●	●	●	●			●	●
Investor Relations	●		●	●		●			●	●
Real Estate	●			●	●	●			●	●
Information Technology & Cybersecurity		●	●				●	●		●
Environmental, Social and Governance	●		●					●		●
Human Capital Management		●	●					●		●
Legal & Compliance		●	●					●		●

6 2025 Proxy Statement

Proposal One: Election of Ten Directors
Board Skills Definitions

Strategic Planning: Experience in critically assessing strategic opportunities and threats and developing effective strategies in the context of company objectives
International Business: Knowledge of and experience in companies with operations outside of the US, specifically in Europe

Risk Management & Oversight: Experience in the identification, evaluation, and prioritization of risks followed by coordinated and economical application of resources to minimize, monitor, and control them

U.S. Public Company Executive Officer: Experience as a U.S. Public Company Executive Officer
Public & Private Capital Markets: Experience in capital markets to provide financial services including equity offerings, debt offerings, trading and research
Investor Relations: Experience in the communication of data and insight between a corporation and the investment community
Real Estate: Experience in commercial real estate managing, investing, owning or advising

Information Technology & Cybersecurity: Experience in overseeing technology issues such as cybersecurity and other risks (e.g., data protection and privacy, business resilience), digital transformations and technology spending

Environmental, Social and Governance: Experience with supervising or providing oversight on corporate responsibility initiatives, sustainability and environmental, social and governance practices matters

Human Capital Management: Experience in overseeing strategic human resource management including workforce planning and employee relations as well as with diversity and inclusion, such as job skills development and trainings focused on maintaining a supportive corporate culture and respecting differences

Legal & Compliance: Experience in either a compliance function identifying an organization’s risks or a general legal function

2025 Proxy Statement 7

Proposal One: Election of Ten Directors

Mark A. Alexander, 66

Independent Director Since 2016 W. P. Carey Committees Audit, Compensation

Professional Experience
■Landmark Property Group, LLC: Chairman and Chief Executive Officer (since 2009)
■Suburban Propane Partners, L.P. (NYSE: SPH): Chief Executive Officer, President & Director (1996–2010)
■Hanson Industries, Inc.: Senior Vice President of Corporate Development (1984–1996)
■Price Waterhouse & Co.: Senior Accountant & CPA (1980–1984)
Former Boards: BMC Stock Holdings, Inc., Director (2017–December 2020); Kaydon Corp. (NYSE: KDN), Director (2007–2013)
Other Current Public Company Boards
■Builders FirstSource, Inc. (NYSE: BLDR) (since January 2021)
Qualifications
Mr. Alexander brings to the Board more than 35 years of international business experience in operations, mergers & acquisitions and accounting. He has developed expertise in strategic planning, operational management, public & private capital markets, financial analysis, accounting and investor relations. Mr. Alexander is an experienced chief executive officer, certified public accountant, and public company board member.

Strategic Planning	International Business	Risk Management & Oversight

U.S. Public Company Executive Officer	Public & Private Capital Markets	Investor Relations

Real Estate	Environmental, Social and Governance

Constantin H. Beier, 53

Independent Director Since 2022 W. P. Carey Committee Compensation, Nominating and Corporate Governance

Professional Experience
■Aon plc (NYSE: AON): Chief Operating Officer for Strategy & Technology Group (since June 2023); Global Chief Data Officer (October 2021–June 2023); Member of the Executive Leadership Team (since July 2020); Global Head of Business Development for Data & Analytic Services Segment (2019–September 2021); Managing Director, Strategic Programs (2017–2019); Chief Operating Officer and Chief Financial Officer of Aon Inpoint (2015–2017); Chief Executive Officer of Aon Centre for Innovation & Analytics Dublin (2013–2015); and other positions (since 2003)
■Hengeler Mueller (Düsseldorf, Germany): Attorney-at-law (2001–2003)
Non-Public Company Boards: Aon Russell Ltd., Director (since January 2024); Aon Norway AS, Member (since 2016); Schule Schloss Salem, Member and Treasurer of the Supervisory Board (since 2010)
Former Boards: Aon Singapore Centre for Innovation, Strategy and Management PTE. Ltd., Member (2013–May 2023); Aon Centre for Innovation and Analytics Ltd. Dublin, Member (2012–December 2019)
Other Current Public Company Boards
■None
Qualifications
Mr. Beier brings to the Board 20 years of international business experience in enterprise risk management, data analytics and operations, as well as legal experience. His global experience, particularly in Europe, provides a source of expertise to the Company's operations.

Strategic Planning	International Business	Risk Management & Oversight

Information Technology & Cybersecurity	Human Capital Management	Legal & Compliance

8 2025 Proxy Statement

Proposal One: Election of Ten Directors

Tonit M. Calaway, 57

Professional Experience
■BorgWarner Inc. (NYSE: BWA): Executive Vice President, Chief Administrative Officer, General Counsel and Secretary (since October 2020); Executive Vice President, Chief Legal Officer and Secretary (2018–September 2020); Executive Vice President and Chief Human Resources Officer (2016–2018)
■Harley-Davidson, Inc. (NYSE: HOG): Vice President Human Resources (2010–2016)
■Harley-Davidson Foundation: President (2010–2016)
Former Board: Astronics Corporation (NASDAQ: ATRO), Director (2019–February 2022)
Other Current Public Company Boards
■Air Products and Chemicals, Inc. (NYSE: APD) (since March 2022)
Qualifications
Ms. Calaway brings deep expertise in human capital management and corporate governance, as well as legal and regulatory experience to the Board. Her familiarity with industrial and manufacturing leaders with large global operations brings valuable insight regarding our portfolio and investment processes.
Independent Director Since 2020 W. P. Carey Committees Compensation, Investment, Nominating and Corporate Governance

Strategic Planning	International Business	Risk Management & Oversight	U.S. Public Company Executive Officer

Public & Private Capital Markets	Investor Relations	Information Technology & Cybersecurity	Environmental, Social and Governance

Human Capital Management	Legal & Compliance

Peter J. Farrell, 64

Professional Experience
■City Interests Development Partners, LLC: Managing Partner and Founder (since January 2020)
■City Interests, LLC: Partner and Founder (2004–December 2019)
■PADC Realty Investors: Partner and Founder (since 2004)
■Medical Office Properties Inc.: President and Chief Operating Officer (2000–2004)
Former Board: CRT Properties Inc. (NYSE-listed REIT), Director (2004–2005)
Other Current Public Company Boards
■None
Qualifications
Mr. Farrell brings to the Board over four decades of experience in real estate investment, finance, leasing and development, as well as public, private and international fund raising. His broad industry exposure and diverse skill set, along with his operating and board experience in the REIT industry, provides a significant source of industry knowledge and expertise to his position as Chair of the Compensation Committee.
Independent Director Since 2016 W. P. Carey Committees Audit, Compensation (Chair), Investment

Strategic Planning	International Business	Risk Management & Oversight	U.S. Public Company Executive Officer

Public & Private Capital Markets	Investor Relations	Real Estate

2025 Proxy Statement 9

Proposal One: Election of Ten Directors

Robert J. Flanagan, 68

Independent Director Since 2018 W. P. Carey Committees Audit (Chair), Investment

Professional Experience
■Clark Enterprises, Inc.: Executive Chairman (since January 2023), Chief Executive Officer (January 2021–December 2022), President (2015–December 2020), Executive Vice President (1989–2015)
■A. James & Alice B. Clark Foundation: Trustee (since 2014), Director (2009–2016), Chairman (2015–2016)
Non-Public Company Boards: Brown Advisory, Inc. (since 2016); Vascular Therapies, Inc. (since 2013)
Former Boards: Svelte Medical Systems, Director (2005–October 2023); Clark Equity Investors, Inc., Director (2008–January 2023); Development Insurance Group, Inc., Director (2008–January 2023); Verax Biomedical (2018–January 2023); Federal City Council, Chairman (2014–2017); Sagent Pharmaceuticals, Inc. (NASDAQ: SGNT), Director (2009–2016), Chairman (2015–2016); Martek Biosciences Corporation (NASDAQ: MATK), Director (2002–2010), Chairman (2007–2010); Baltimore Orioles, Inc., Director, Treasurer (1981–1989)
Other Current Public Company Boards
■None
Qualifications
Mr. Flanagan has extensive experience related to the acquisition, management and development of investment opportunities. His breadth of professional experiences is informed by expertise in a variety of subject areas, including accounting, finance, tax, strategic planning, leadership of complex organizations, human capital management, corporate governance and board best practices. Mr. Flanagan's experience as a chief executive officer, certified public accountant, president and public company board member qualify him to be Chair of the Audit Committee.

Strategic Planning	International Business	Risk Management & Oversight

U.S. Public Company Executive Officer	Public & Private Capital Markets	Real Estate

Jason E. Fox, 52

Director Since 2018 W. P. Carey Committees None

Professional Experience
■W. P. Carey Inc.: Director and Chief Executive Officer (since 2018), President (since October 2024, 2015–2017), Head of Global Investments (2015–2016), Co-Head of Global Investments (2012–2015), Co-Head of Domestic Investments (2011–2012)
■W. P. Carey Foundation Trustee (since 2018)
Former Boards: Corporate Property Associates 18 – Global Incorporated, Director (2018–August 2022); Carey Watermark Investors Incorporated and Carey Watermark Investors 2 Incorporated, Director (2018–April 2020); Corporate Property Associates 17 – Global Incorporated, Director (2018)
Other Current Public Company Boards
■Net Lease Office Properties (NYSE: NLOP): Trustee, Chair of the Board and Chief Executive Officer (since November 2023)
Qualifications
Mr. Fox has a deep understanding of W. P. Carey's business and its investment strategies. He has been responsible for sourcing, negotiating and structuring acquisitions on behalf of W. P. Carey and the various programs it has managed for over two decades. As Chief Executive Officer of W. P. Carey, he has oversight regarding every aspect of the Company, making information about the Company's day-to-day operations and insight into its broader strategies directly available to the Board in its deliberations.

Strategic Planning	International Business	Risk Management & Oversight	U.S. Public Company Executive Officer

Public & Private Capital Markets	Investor Relations	Real Estate

10 2025 Proxy Statement

Proposal One: Election of Ten Directors

Rhonda O. Gass, 61

Professional Experience
■Stanley Black & Decker, Inc. (NYSE: SWK): Chief Information Officer (since 2012)
■Dell, Inc.: Vice President, Information Technology (2007-2012); Vice President, IT Strategy, Technology, and Governance (2010-2012); Vice President, Product Group (2001-2007)
■NCR Corporation (NYSE: VYX): Executive, Engineering Director, Site Leader, SW Development Manager SW Developer (1985-2001)
Non-Public Company Boards: Technology Business Management Council, Director (since 2017); HCL Customer Advisory Board, Member (since March 2021)
Other Current Public Company Boards
■Flowers Foods, Inc. (NYSE: FLO) (since 2015)
Qualifications
Ms. Gass brings to the Board over two decades of experience in strategic and informational technology and assessing and managing cybersecurity and digital risk. As Chief Information Officer of Stanley Black & Decker, she is responsible for equipping the company's business with the digital and collaboration capabilities required to grow in the global marketplace. Her knowledge of IT strategy and security infrastructure is a significant asset to the Company's operations.
Independent Director Since 2024 W. P. Carey Committee Audit

Strategic Planning	International Business	Risk Management & Oversight

U.S. Public Company Executive Officer	Information Technology & Cybersecurity

Margaret G. Lewis, 70

Professional Experience
■Hospital Corporation of America (NYSE: HCA): Capital Division President (2004–2013)
■CJW Medical Center: Chief Executive Officer (2001–2004)
■Chippenham Medical Center/Johnston-Willis Medical Center: Chief Operating Officer (1998–2001)
Former Boards: Federal Reserve Bank of Richmond, Chairman (2017–2018), Deputy Chairman (2014–2016) and (2019), Class C Director (2013–2019); Smithfield Foods (NYSE-listed), Director (2011–2013); Virginia Hospital and Healthcare Association, Board Member (2005–2013), Chairman and President of the Search Committee (2012–2013), Secretary and Treasurer (2010–2012)
Other Current Public Company Boards
■Flowers Foods, Inc. (NYSE: FLO) (since 2014)
Qualifications
Ms. Lewis' extensive leadership experience and management skills have been honed over a variety of senior management roles, providing her with unique expertise in executive decision-making and strategic planning. As a registered nurse and a Fellow of the American College of Healthcare Executives, Ms. Lewis' background in healthcare and her diverse board experiences, including with the Federal Reserve Bank of Richmond, bring a robust and multi-disciplined approach to her role as Chair of the Nominating and Corporate Governance Committee, which also has purview over our ESG initiatives.
Independent Director Since 2017 W. P. Carey Committees Compensation, Nominating and Corporate Governance (Chair)

Strategic Planning	Risk Management & Oversight	U.S. Public Company Executive Officer

Information Technology & Cybersecurity	Environmental, Social and Governance	Human Capital Management

Legal & Compliance

2025 Proxy Statement 11

Proposal One: Election of Ten Directors

Christopher J. Niehaus, 66

Independent Director Since 2016 W. P. Carey Committees Investment (Chair), Nominating and Corporate Governance

Professional Experience
■BentallGreenOak: Managing Partner, Head of U.S. and Member of the Global Investment Committees (since 2019)
■GreenOak Real Estate: Partner and Head of U.S. (2010-2019)
■W. P. Carey Inc.: Non-Executive Chair of the Board (since 2019), Non-Executive Vice Chair of the Board (2018–2019)
■Morgan Stanley Real Estate: Vice Chairman (2006–2010)
■Morgan Stanley: Head of Global Real Estate Investment Banking (1994–2006)
Non-Public Company Boards: International Council of Shopping Centers, Trustee (since 1996)
Other Current Public Company Boards
■None
Qualifications
Mr. Niehaus brings over four decades of experience in the real estate industry and a broad range of experience in finance, real estate investment banking, portfolio management and private equity, as well as public, private and international fund raising and fund management. He has served on the boards of private equity real estate companies in the U.S., Europe and Asia. Mr. Niehaus is a Managing Partner of BentallGreenOak, a global real estate investment management firm with over $85 billion of assets under management. Previously, he spent almost three decades at Morgan Stanley building and running one of the leading global real estate banking, lending and investing businesses bringing invaluable experience to his role as Non-Executive Chair of the Board.

Strategic Planning	International Business	U.S. Public Company Executive Officer	Public & Private Capital Markets

Investor Relations	Real Estate

12 2025 Proxy Statement

Proposal One: Election of Ten Directors

Elisabeth T. Stheeman, 61

Professional Experience
■Deloitte UK & North and South Europe: Independent Non-Executive Director and member of the Oversight Board and the Audit Governance Board (since May 2024)
■Asian Infrastructure Investment Bank – Multilateral Development Bank: External Member of Audit and Risk Committee (since April 2021)
■LaSalle Investment Management: Global Chief Operating Officer and member of the Global Management Committee (2013–2014)
■Morgan Stanley: Chief Operating Officer of the Investment Banking Division Real Estate and Natural Resources (2011–2012), Global Chief Operating Officer of Real Estate Investing (2007–2010)
Former Boards: Bank of England: External Member of Financial Policy Committee (2018–February 2024) and Financial Market Infrastructure Board (2017–December 2023); German British Chamber of Industry and Commerce: Member of Council (2016–September 2023); London School of Economics: Member of Council and Finance & Estates Committee (2016–August 2023); alstria office REIT-AG: (ETR:AOX) Member of the Supervisory Board, Investment Committee, and Nominations and Remunerations Committee (May 2021–May 2023); Aareal Bank AG Supervisory Board Member (2015–August 2022); Korian SA Independent Non-Executive Director (2017–2019); TLG Immobilien AG Non-Executive Director (2014–2018)
Other Current Public Company Boards
■M&G plc (FTSE: MNG): Independent Non-Executive Director (since August 2024)
■Edinburgh Investment Trust PLC: (FTSE: EDIN) Chair (since July 2022), Non-Executive Director (since May 2019)
Qualifications
Ms. Stheeman brings to the Board a wealth of experience in financial services, private equity, real estate and healthcare in the UK, Germany and France. Before joining the Bank of England, she developed deep capital markets and real estate understanding through her role as Global Chief Operations Officer at LaSalle Investment Management and in her nearly 25-year executive career at Morgan Stanley. Her extensive board experience in the REIT industry provides a considerable source of knowledge and insight to the Board.
Independent Director Since 2022 W. P. Carey Committees Audit, Investment

Strategic Planning	International Business	Risk Management & Oversight	Public & Private Capital Markets

Investor Relations	Real Estate	Information Technology & Cybersecurity	Environmental, Social and Governance

Human Capital Management	Legal & Compliance

2025 Proxy Statement 13

Committees of the Board of Directors
Independent Directors serve on one or more of our Board's standing committees, which are our Compensation, Audit, and Nominating and Corporate Governance Committees. The written charters for each of these standing committees can be viewed on our website, www.wpcarey.com, under the heading "Governance" in our "Investors" section. In addition to our standing committees, we have an Investment Committee, whose responsibilities include reviewing and approving potential transactions above a $100 million threshold, and an Executive Committee comprising the chairs of the standing committees, the chair of the Investment Committee and the CEO. Each of our standing committees is comprised entirely of independent Directors. The table below reflects the membership of these committees as of the date of this Proxy Statement. From time to time, the Board may also establish certain ad hoc committees for specific purposes.

Corporate Governance Board Committees

	Audit	Compensation	Executive	Investment	Nominating & Corporate Governance
Mark A. Alexander
Constantin H. Beier
Tonit M. Calaway
Peter J. Farrell
Robert J. Flanagan
Jason E. Fox
Rhonda O. Gass
Margaret G. Lewis
Christopher J. Niehaus
Elisabeth T. Stheeman

Non-Executive Chair Committee Chair Committee Member Financial Expert

14 2025 Proxy Statement

Committees of the Board of Directors
Membership and Functions of the Committees of the Board

Compensation Committee

Members: Peter J. Farrell, Chair Mark A. Alexander Constantin H. Beier Tonit M. Calaway Margaret G. Lewis Number of Meetings Held in 2024: 6
The Compensation Committee's responsibilities include:
■setting compensation programs that apply generally to our employees;
■reviewing and making recommendations to the Board regarding the compensation structure for all current NEOs and other key employees, including salaries, cash incentive plans and equity-based plans;
■reviewing and approving the terms and conditions of stock grants;
■reviewing compensation with respect to Directors;
■reviewing goals and objectives relevant to our NEOs and key employees, evaluating their performance, and approving their compensation levels for both annual and long-term incentive awards; and
■reviewing incentive compensation arrangements for relationship between risk management policies and practices and compensation, and evaluate policies and practices to mitigate such risks, including policies for recovery or clawback of compensation.

Audit Committee

Members: Robert J. Flanagan, Chair and Financial Expert Mark A. Alexander, Financial Expert Peter J. Farrell, Financial Expert Rhonda O. Gass Elisabeth T. Stheeman Number of Meetings Held in 2024: 8
The Audit Committee's responsibilities include:
■assisting the Board in monitoring the integrity of the financial statements and management's report of internal controls over financial reporting of the Company, the compliance with legal and regulatory requirements, and the independence, qualifications, and performance of our internal audit function and Independent Registered Public Accounting Firm;
■engaging an Independent Registered Public Accounting Firm, reviewing with the Independent Registered Public Accounting Firm the plans and results of the audit engagement, approving professional services provided by the Independent Registered Public Accounting Firm, and considering the range of audit and non-audit fees;
■reviewing and discussing the Company's internal controls with management, the internal auditors and the Independent Registered Public Accounting Firm, and reviewing the results of the internal audit program, reviewing the internal audit charter and scope of the internal audit plan;
■reviewing the Company's enterprise risk and cybersecurity risks and steps management has taken to protect against threats to the Company's information systems; and
■receiving and reviewing updates on cybersecurity on a quarterly basis.

Nominating and Corporate Governance Committee

Members: Margaret G. Lewis, Chair Constantin H. Beier Tonit M. Calaway Christopher J. Niehaus Number of Meetings Held in 2024: 4
The Nominating and Corporate Governance Committee's responsibilities include:
■developing and implementing policies and practices relating to corporate governance, including monitoring implementation of our corporate governance policies;
■developing a board succession plan and reviewing background information of candidates for the Board, including those recommended by shareholders;
■identifying the requisite skills and characteristics to be found in individuals qualified to serve as members of the Board and develop criteria to be considered in selecting nominees for director;
■recommending to the Board the annual slate of nominees for director to be submitted at the annual meeting of stockholders; and
■overseeing the Company's ESG initiatives and corporate culture matters.

2025 Proxy Statement 15

Committees of the Board of Directors

Investment Committee

Members: Christopher J. Niehaus, Chair Tonit M. Calaway Peter J. Farrell Robert J. Flanagan Elisabeth T. Stheeman Number of Meetings Held in 2024: 7
The Investment Committee's responsibilities include:
■approving W. P. Carey's investments greater than $100 million to ensure that they satisfy our relevant investment criteria;
■reviewing all of W. P. Carey's investments on a quarterly basis; and
■reviewing new investments for ESG considerations, with a focus on sustainability.

16 2025 Proxy Statement

Board Governance
Board Member Term
Our Directors each hold office until the next annual meeting of stockholders except in the event of death, resignation, or removal. If a nominee is unavailable for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast with regard to the substituted nominee. Currently, the Board is unaware of any circumstances that would result in a nominee being unavailable.
Board Meetings and Director Attendance
There were four regular meetings of the Board held in 2024, and each Director attended at least 75% of the aggregate of such meetings and of the meetings held during the year by the Committees of which he or she was a member. Under the Corporate Governance Guidelines adopted by our Board (the "Guidelines"), the Directors are required to make every effort to attend each Board meeting and applicable Committee meetings, except in unavoidable circumstances. Although there is no specific policy regarding Director attendance at meetings of stockholders, Directors are invited and encouraged to attend. All of the Directors who served on the Board at the time attended the Company's 2024 Annual Meeting. In addition to Board and Committee meetings, our Directors also engaged in informal group communications and discussions with the Non-Executive Chair of the Board and the CEO, as well as with members of senior management. Our Board also performs annual self-assessments and we provide education on various topics to our Board on a regular basis.
Board Leadership Structure
The Board believes that there is no single, generally accepted board leadership structure that is appropriate for all companies, and that the right structure may vary for a single company as circumstances change.
Mr. Niehaus has served as Non-Executive Chair of the Board since June 2019. The primary responsibility of the Non-Executive Chair (the "Chair") is to preside over meetings of the Board as well as to preside over periodic executive sessions of the Board in which the CEO and/or other members of management do not participate. The Chair is also responsible for working closely with our CEO on the overall direction of the Company to enhance long-term shareholder value. Additionally, the Chair may provide input on the design of the Board itself on aspects of risk management, and on establishing Board agendas. The Board believes that Mr. Niehaus is well-qualified to preside over both full and executive sessions of the Board and to fulfill the other duties of the Chair, given the depth of his experience and his role as Managing Partner of BentallGreenOak.
Our CEO, Mr. Fox, is also a member of the Board. The Board considers the CEO's participation to be important in order to make information and insight about our business and our operations directly available to the Directors in their deliberations.
We separate the roles of Chair and CEO in recognition of the difference between the two roles. The Board believes that having its own leadership separate from our CEO is the appropriate structure because it provides the Board with an effective way to ensure that they are fully informed and have the opportunity to fully debate all important issues in order to fulfill its oversight responsibilities and hold management accountable for our performance. This also allows our CEO to focus his time on running our day-to-day business.
The Chair can be contacted by mail at the following address: Non-Executive Chair, W. P. Carey Inc., One Manhattan West, 395 9th Avenue, 58th Floor, New York, NY 10001.
Although the roles of Chair and CEO are currently separated and have been since January 2012, the Board has not adopted a formal policy requiring such separation. In the event of a change in Board membership or a change in executive management, the Board, in the future, could consider updating its Guidelines to combine the roles of Chair and CEO. Any such amendments to our Guidelines will be made available on our website: www.wpcarey.com, under the heading "Governance" in our "Investors" section. The Company does not anticipate that it would seek prior input from our shareholders regarding any possible changes to Board leadership structure.
Oversight of Risk Management
The Board has overall responsibility for risk oversight. The Board believes that its risk oversight programs would be effective under a variety of board leadership frameworks and therefore do not materially affect its choice of leadership structure.
The Board reviews and oversees our Enterprise Risk Management ("ERM") program, which is a Company-wide initiative that involves our senior management and other personnel acting in an integrated effort to identify, assess and manage risks that may affect our ability to execute our corporate strategy and fulfill our business objectives. These activities involve the identification, prioritization and assessment of a broad range of risks, including operational, financial, strategic, and compliance risks, and the formulation of plans to manage these risks and mitigate their effects.
The Board believes that full and open communication between management and the Board is essential for effective risk management and oversight. It is for this reason that our Board elected to retain direct oversight responsibility for our ERM program

2025 Proxy Statement 17

Board Governance
rather than assign all oversight to a Board committee. The Board and its various committees regularly consult outside advisors and experts including auditors, law firms, cybersecurity experts and third-party consultants to anticipate future threats and trends and re-assess our risk environment periodically to ensure that we are adequately addressing risks.
Our risk oversight process builds upon Management's risk assessment and mitigation processes, which includes the ERM program, a code of conduct that applies to all employees, executive officers and directors, and comprehensive internal controls. Our CEO, other executive officers and other members of our Management team regularly report to the Board and its committees to discuss short-term, intermediate-term and long-term strategic, operational, emerging, compliance, financial, legal, cybersecurity or regulatory risks, to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. At least once a year Management makes a formal presentation to the entire Board that describes significant risks to us, apprises the Board of our overall risk profile and helps ensure that such risks are being properly mitigated and managed.
Elements of risk management are also performed by various Board committees. For example, the Audit Committee meets with Management, its internal audit group, and PricewaterhouseCoopers LLP, our independent registered public accounting firm, to review risk controls in place. The Audit Committee also receives updates on cybersecurity on a quarterly basis and meets with the Chief Ethics Officer and Chief Legal Officer to review compliance policies and procedures and other compliance issues. While we do not have a Chief Compliance Officer, our Chief Ethics Officer reports directly to the CEO and has primary authority and responsibility for the administration of our Code of Business Conduct and Ethics subject to the oversight of the NCG Committee. The Compensation Committee reviews the risks related to our compensation policies and practices and assesses the impact to our risk profile, at least annually. Management, with the Compensation Committee, regularly reviews our compensation programs, including incentives that may create and factors that may reduce the likelihood of excessive risk taking in order to determine whether such programs present a significant risk to us. We also have an Investment Committee that assists us in managing investment risk. Additionally, we have established a risk appetite statement which articulates our philosophy and approach to managing its key risks and provides a common framework and a comparable set of measures for Management and the Board to clearly indicate the level of risk we are willing to accept in the pursuit of business objectives. Risk appetite is aligned to our strategy and allows us to be decisive in pursuing opportunities, while ensuring we are not exposed to excessive risk.
We believe that the leadership structure of our Board provides appropriate risk oversight of our activities.
Cybersecurity
As part of the Board's oversight of risk management, the Board periodically reviews our cyber-risks with Management and the actions we are taking to mitigate such risks. These actions include implementing industry-recognized practices for protecting systems, third-party monitoring of certain systems, and cybersecurity training for employees and the Board. Board oversight of risk is also performed between meetings through the Audit Committee and through communications between Management and the Board.
Our information technology and internal audit teams utilize frameworks consistent with well-recognized industry cybersecurity frameworks to identify and mitigate information security risks. We have not identified any information security breaches and maintain cybersecurity insurance coverage. Our information technology team oversees an active cybersecurity training program in which employees are required to complete quarterly trainings.
In addition, our information technology team has implemented annual cybersecurity training campaigns for employees and our Board to keep them up to date on different types of cybersecurity attacks. Our internal audit team has also evaluated and monitored our internal controls in an effort to mitigate information security risks related to malware campaigns and phishing attacks. The Audit Committee is also responsible for overseeing cybersecurity risks and related initiatives.
Please see our Annual Report on Form 10-K for the year ended December 31, 2024, for more information on our processes and procedures for addressing and managing cybersecurity risks.
Management Succession Plan
The Board discusses management succession regularly with our CEO in executive sessions. Management succession discussions generally focus on the CEO and other senior executive roles. The Board has regular and direct exposure to senior leadership and high-potential employees through Board meetings and other Board and employee events. Each year, our CEO presents a management succession plan to the Board for its review and consideration.
In addition, in order to minimize the potential disruption to our Company upon the unexpected resignation, termination, death, disability or other form of absence of our CEO, the Board has a CEO succession plan. The plan is intended to provide the Board and the NCG Committee with contingency procedures upon such a succession of the CEO.
Director Independence
The Guidelines establish rules regarding the independence of our Directors, which we believe meet or exceed the Listing Standards of the NYSE and the rules of the Securities and Exchange Commission (the "SEC"), and can be found under the heading "Governance" in the "Investors" section of our website, www.wpcarey.com. Pursuant to the Guidelines, the Board undertook its annual review of Director Independence in March 2025. During this review, the Board considered any transactions and relationships between each Director nominee, or any member of his or her immediate family, and W. P. Carey and its subsidiaries and affiliates,

18 2025 Proxy Statement

Board Governance
including those reported under "Certain Relationships and Related Transactions" below. The Board also examined any transactions and relationships between each Director nominee or their affiliates and members of our senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the Director is independent.
The NYSE also requires that the Board determine whether a Director is "independent" for purposes of the NYSE Listing Standards. The NCG Committee has asked each Director and nominee to specify in writing the nature of any relevant relationships such individual may have with the Company, including, but not limited to, any relationships that would specifically preclude a finding of "independence" under those Listing Standards. Upon review of these disclosures, the Board has affirmatively determined that none of the Directors or nominees noted as "independent" in this Proxy Statement has a material relationship with W. P. Carey that would interfere with his or her independence from the Company and its management.
As a result, the Board has affirmatively determined that Director nominees Alexander, Beier, Calaway, Farrell, Flanagan, Gass, Lewis, Niehaus and Stheeman are independent of the Company and its management under the standards set forth in the Guidelines, applicable federal laws, the rules of the SEC and the NYSE's Listing Standards and for the purpose of serving on the relevant Board committees, where applicable. Mr. Fox is not considered to be an independent Director because of his current employment as CEO of W. P. Carey.
The Board has determined that none of the Directors who currently serve on the Compensation, Audit, or NCG Committees, or who served at any time during 2024 on such committees, has or had a relationship to W. P. Carey that may interfere with his or her independence from W. P. Carey and its management, and therefore, as required by applicable regulations, all such Directors were or are, as applicable, "independent" as defined in the NYSE Listing Standards and by the rules of the SEC.
Board Refreshment
Our Board, with the assistance of the NCG Committee, regularly considers Board refreshment, aiming to balance the knowledge and historical perspectives that tenured Directors provide with the fresh perspectives and new skillsets that can come from adding new Directors. Our Board's focus on refreshment is evidenced by the fact that the average tenure of the ten Director nominees submitted for election at the Annual Meeting of Stockholders is approximately six years.
The NCG Committee plays a key role in our refreshment efforts, including by identifying the requisite skills and characteristics to be found in individuals qualified to serve as members of the Board, developing criteria to be considered in selecting nominees, and then screening potential new Directors against these criteria. The NCG Committee also oversees the Board and Committee annual evaluation process and considers the results of such feedback in recommending to the Board the annual slate of Director nominees. Given the ongoing and active focus on Board refreshment, the Board does not mandate Director retirement at a specified age.
Board Nominating Procedures
The NCG Committee considers candidates for Board membership suggested by Board members, management, shareholders, and outside advisors. A shareholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary or the NCG Committee in writing with the information and in the time period required by our Bylaws, which is set forth in more detail in "Shareholder Proposals" and "Other Communications with the Board" in the Corporate Governance section of this Proxy Statement.

2025 Proxy Statement 19

Board Governance
Once a candidate has been recommended to the Corporate Secretary or NCG Committee, there are a number of actions undertaken to complete a full evaluation of the candidate, including the following:

Existing Board members are considered for nomination on an annual basis, by undertaking the following actions:
■Annual confidential performance review of the Board at the committee and individual Director levels;
■Discussion by NCG Committee regarding nominations based on a review of Board needs and a Board performance review, with a recommendation to be made to the Board regarding nominations; and
■Discussion by the Board regarding recommended nominations, with a determination to be made regarding the slate of Directors to be nominated in the Proxy Statement.
There are no firm prerequisites to qualify as a candidate for the Board, although the Board seeks a group of candidates who possess the background, skills, expertise, characteristics, integrity, and time to make a significant contribution to the Board, to the Company, and to its shareholders. The Board considers diversity in professional and personal experience when reviewing potential director nominees. The Board considers the entirety of each candidate's credentials and evaluates each individual in the context of the Board as a whole, with the objective of recommending a Board that can best further shareholder interests through the exercise of sound judgment, using the diversity of its experience. In considering new candidates for nomination to the Board, the NCG Committee and the Board evaluates the following:
■Board and Committee needs in order to be able to fulfill responsibilities related to strategic oversight, succession planning, ERM, and other fiduciary duties;
■Succession planning at the Board and Committee levels; and
■Individual characteristics, including:
-    Operating experience at senior levels;
-    Public company experience;
-    Real estate and investment expertise;
-    Board experience;
-    Strategic thinking with long-term view on value creation for shareholders;
-    Effective communication skills and secure decision-making skills;
-    Independence and absence of red flags; and
-    Diversity of backgrounds.

20 2025 Proxy Statement

Board Governance
Our Board feels confident that each of the ten individuals we have nominated has the experience and skill sets necessary to fulfill all Board and Committee responsibilities. We encourage you to review our Board accomplishments and biographies and to vote for all ten Board nominees.
Proxy Access
Our Bylaws, as amended in June 2017, generally permit any shareholder or group of up to 20 shareholders who have maintained continuous qualifying ownership of at least 3% or more of our outstanding Common Stock for at least the previous three years to include a specified number of director nominees in the Company's proxy materials for our annual meeting of stockholders, subject to certain procedural, eligibility and disclosure requirements set forth in our bylaws. For more information on using proxy access to nominate directors, refer to "Corporate Governance—Shareholder Proposals" on page 25 of this Proxy Statement.
Shareholder Amendment of Bylaws
Our Board has the power to adopt, alter or repeal any provision of our Bylaws and to make new Bylaws. Our shareholders also have the power to alter or repeal any provision of our Bylaws and adopt new Bylaws with the approval of at least a majority of all votes entitled to be cast on the matter.

2025 Proxy Statement 21

Compensation of the Board of Directors
Our non-executive Directors are paid in two principal ways: an annual cash retainer and an annual equity award. Beginning in 2024, non-executive Directors could elect to receive shares of our common stock in lieu of all or a portion of their cash retainer fees otherwise payable. They can also elect to defer their cash retainer fees, issued in the form of common stock, and/or their annual equity award. In the event that a deferral election is made, the underlying shares, otherwise payable as fully vested common stock or Restricted Share Awards (“Director RSAs”), are issued in the form of deferred Restricted Stock Units ("Director RSUs") under the W. P. Carey Deferred Compensation Program for Non-Employee Directors, which went into effect on January 1, 2024 (“Deferred Compensation Plan”).
For 2024, Directors were paid an annual cash retainer of $100,000 and an annual equity award valued at $175,000. Annual equity grants are issued on or about July 1 of each year. If the Director served for a portion of the year, they may receive a pro-rated award. Director RSAs, which are scheduled to vest in full one year after the date of grant (or in the case of any pro-rated grants made during the year, on the next vesting date for the annual grants), have voting rights, and are granted under the W. P. Carey Inc. Amended and Restated 2017 Share Incentive Plan ("A&R 2017 SIP"). Director RSUs, which are also scheduled to vest in full one year after the date of grant (or in the case of any pro-rated grants made during the year, on the next vesting date for the annual grants), do not have voting rights and are granted under the A&R 2017 SIP and the Deferred Compensation Plan. Dividends are not paid currently on unvested Director RSAs granted under the A&R 2017 SIP and instead accrue in cash and are distributed when the underlying award vests. Dividends are also not paid currently on Director RSUs granted under the A&R 2017 SIP and Deferred Compensation Plan and instead accrue and compound as dividend equivalent rights in the form of common shares and are distributed at the end of the deferral period selected by the Director. The annual fees paid to Directors for all positions held as of the date of this Proxy Statement are set forth in the table below.

Cash		Stock
All Independent Directors	$100,000	Form of payment: A Director RSA or Director RSU granted on or about July 1, with a grant date value of $175,000.

Additional Fees:		Time of payment: Shares vest in full on the first anniversary of the grant, timing of delivery depends on whether Director elected to defer the grant.
Non-Executive Chair	$125,000
Audit Committee Chair	$25,000	Members of the Executive Committee do not receive additional compensation.
Compensation Committee Chair	$25,000
Nominating and Corporate Governance Chair	$15,000
Investment Committee Chair	$10,000
Committee Member Retainer(1)	$10,000
1.Payable to all Committee Members, including Chairs.

22 2025 Proxy Statement

Compensation of the Board of Directors
2024 DIRECTOR COMPENSATION TABLE
The following table sets forth information concerning the total compensation of the individuals who served as Non-Employee Directors during 2024, including service on all committees of the Board, as described above:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total(2) ($)

Mark A. Alexander(3)	138,593	174,980	313,573
Constantin H. Beier	112,500	174,980	287,480
Tonit M. Calaway	122,500	174,980	297,480
Peter J. Farrell	155,000	174,980	329,980
Robert J. Flanagan	126,250	174,980	301,230
Rhonda O. Gass(4)	82,419	218,714	301,133
Margaret G. Lewis	135,000	174,980	309,980
Christopher J. Niehaus	255,000	174,980	429,980
Elisabeth T. Stheeman	120,000	174,980	294,980
Nick J.M. van Ommen(5)	60,000	—	60,000
1.Amounts reflect the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718") with respect to awards of 3,203 Director RSAs or Director RSUs received on July 1, 2024 and any additional shares received pursuant to their elections, outlined in the footnotes below. There were no option awards, non-equity incentive compensation, or non-qualified deferred compensation granted to the Non-Employee Directors during 2024. The grant date fair value per share of these annual Director RSAs and Director RSUs, computed in accordance with FASB ASC Topic 718, was $54.63. The assumptions on which these valuations are based are set forth in Note 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. Directors may elect to defer delivery of vested stock awards pursuant to the Deferred Compensation Plan. Directors who elect to defer their awards receive Director RSUs instead of Director RSAs because Director RSAs are delivered immediately upon vest.
2.The totals do not reflect dividends accrued during 2024 on the Stock Awards shown in the table because the dividends are reflected in the grant date fair values of the awards shown in the Stock Awards column.
3.Mr. Alexander, in lieu of cash, elected to receive his annual retainer and fees in the form of stock. Mr. Alexander was issued 2,365 shares in lieu of cash retainer fees of $138,593.
4.Ms. Gass, in lieu of cash, elected to receive her annual retainer and fees in the form of Director RSUs. Ms. Gass was issued 1,448 Director RSUs in lieu of quarterly cash retainer fees of $82,419. Ms. Gass became a Director in March 2024 and received a pro-rated grant of 780 Director RSUs on April 1, 2024, valued at approximately $43,735, which was equal to one quarter of the annual $175,000 Director award in effect at that time, for her service on the Board through June 2024. The grant date fair value per share of this pro-rated grant of Director RSUs, computed in accordance with FASB ASC Topic 718, was $56.07. This pro-rated award was fully vested on July 3, 2024. Ms. Gass elected to defer delivery of shares until the February 15th following the year she leaves the Board.
5.Mr. van Ommen did not stand for re-election at our 2024 Annual Meeting, and as such, only served as an independent Director for a portion of 2024.

2025 Proxy Statement 23

Compensation of the Board of Directors
DIRECTOR STOCK COMPENSATION TABLE
The following table reflects unvested Director RSAs granted under the A&R 2017 SIP and unvested Director RSUs granted under the Deferred Compensation Plan and outstanding as of December 31, 2024.

Name	Total RSU Awards (#)	Total RSA Awards (#)

Mark A. Alexander	—	3,203
Constantin H. Beier	—	3,203
Tonit M. Calaway	—	3,203
Peter J. Farrell	3,203	—
Robert J. Flanagan	3,203	—
Rhonda O. Gass	3,203	—
Margaret G. Lewis	—	3,203
Christopher J. Niehaus	3,203	—
Elisabeth T. Stheeman	—	3,203

24 2025 Proxy Statement

Corporate Governance
Shareholder Proposals
The date by which shareholder proposals must be received by W. P. Carey for inclusion in proxy materials relating to our 2026 Annual Meeting is December 5, 2025, and any such proposals must meet the other requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").
In order for proposals submitted outside of Rule 14a-8 to be considered at the 2026 Annual Meeting, shareholder proposals, including shareholder nominations for Directors, must comply with the advance notice and eligibility requirements contained in the Bylaws. The Bylaws provide that shareholders are required to give advance notice to W. P. Carey of any business to be brought by a shareholder before an annual stockholders' meeting. For business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely written notice thereof to the Corporate Secretary of W. P. Carey at the principal executive offices of the Company, W. P. Carey Inc., One Manhattan West, 395 9th Avenue, 58th Floor, New York, NY 10001. In order to be timely, a shareholder's notice must be delivered not later than 5:00 p.m. Eastern Time on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting of shareholders nor earlier than the 150th day prior to the first anniversary of such mailing. Therefore, any shareholder proposals, including nominations for Directors, submitted outside of Rule 14a-8 to be voted on at the 2026 Annual Meeting must be received by W. P. Carey not earlier than November 5, 2025 and not later than December 5, 2025. However, in the event that the date of the 2026 Annual Meeting is advanced or delayed by more than 30 days from the anniversary date of the Annual Meeting, for notice by the shareholder to be timely it must be delivered not earlier than the 150th day prior to the date of such annual meeting date and not later than 5:00 p.m. Eastern Time on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made by W. P. Carey. Such proposals and nominations must be made in accordance with, and include the information required to be set forth by, the Bylaws. An untimely or incomplete proposal or nomination may be excluded from consideration at the 2026 Annual Meeting.
In addition to satisfying advance notice requirements under our Bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than those nominees nominated by the Company must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 13, 2026, which is 60 days prior to the anniversary date of the 2025 Annual Meeting.
A copy of our Bylaws is available upon request. Such requests and any shareholder proposals should be sent to Susan C. Hyde, Corporate Secretary, W. P. Carey Inc., One Manhattan West, 395 9th Avenue, 58th Floor, New York, NY 10001. These procedures apply to any matter that a shareholder wishes to raise at any annual meeting, including those matters raised other than pursuant to Rule 14a-8. A shareholder proposal that does not meet the requirements summarized above or listed in the Bylaws will be considered untimely, and any proxy solicited by W. P. Carey may confer discretionary authority to vote on such proposal.
Other Communications with the Board
We value your input. Shareholders and other interested persons who wish to send communications on any topic to the Board, the Non-Executive Chair of the Board, or the Independent Directors as a group may do so by writing to the Non-Executive Chair of the Board at the principal executive offices of W. P. Carey Inc.
The NCG Committee has approved a process for handling communications to the Board in which, absent unusual circumstances or as contemplated by Committee charters, and subject to any required assistance or advice from legal counsel, Ms. Hyde, the Secretary of the Company, is responsible for monitoring communications and for providing copies or summaries of such communications to the Directors as she considers appropriate. The Board will give appropriate attention to written communications that are submitted and will respond if and as appropriate.
Code of Ethics
Our Board has adopted a Code of Business Conduct and Ethics, which we refer to in this Proxy Statement as the Code of Ethics, that applies to our Directors, officers and employees. Among other matters, our Code of Ethics is designed to deter wrongdoing and to promote:
■honest and ethical conduct;
■a culture of accountability, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
■compliance with applicable governmental laws, rules and regulations;
■a zero tolerance policy for bribes, kickbacks or similar payments of any kind;
■full and accurate information in our SEC reports and other public communications; and
■accountability for adherence to the Code of Ethics.

2025 Proxy Statement 25

Corporate Governance
A waiver of the Code of Ethics may only be granted by the Board or the NCG Committee and will be promptly disclosed as required by law or NYSE regulations.
Our Chief Ethics Officer reports directly to the CEO and has primary authority and responsibility for the administration of our Code of Business Conduct and Ethics, subject to the oversight of the NCG Committee.
Our Code of Ethics is available on our website, www.wpcarey.com, under the heading "Governance" in the "Investors" section. However, the information located on, or accessible from, our website is not, and should not be deemed to be, part of this Proxy Statement or incorporated into any other filing that we submit to the SEC.
Human Rights Policy
Human rights is a core value that we seek to embed at all levels of our business. We have adopted a Human Rights Policy that formalizes our commitment to principles that promote and protect human rights. In 2024, all employees completed Respect in the Workplace training, which reinforces our ongoing commitment to an inclusive environment and educates our workforce on the values and behaviors highlighted in our Human Rights Policy. Our Human Rights Policy applies to all of our employees, including part-time and temporary workers, tenants, as well as independent contractors. In addition, we have a Vendor Code of Conduct to communicate to our vendors our expectations regarding ethical business practices, commitments to human capital and rights, corporate governance and regulatory compliance, and environmental sustainability. Our Human Rights Policy and Vendor Code of Conduct are available on our website, www.wpcarey.com, under the heading "Corporate Governance" in the "Investors" section.
ESG Policy Statement
In 2024, our NCG Committee approved our ESG Policy Statement, formalizing our Environmental, Social and Governance objectives. These objectives had previously been approved by our Board in 2022. Our ESG Policy Statement is available on the ESG section our website, under the "Governance" heading, at www.wpcarey.com/esg-governance.
Compliance with Anti-Bribery, Foreign Corrupt Practices Act, and Office of Foreign Assets Control Requirements
It is our policy to prohibit all bribes, kickbacks or other similar payments, or anything else of value in any form, made or given directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. We comply with all applicable laws and adhere to the highest level of ethical conduct, including international anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act, United Kingdom Bribery Act and similar laws in other jurisdictions. In that regard, we have adopted an Anti-Bribery and Foreign Corrupt Practices Act Policy that is posted on our employee portal and periodically distributed to appropriate personnel, and we ensure compliance with that policy by monitoring our activities abroad and through periodic employee training.
In addition, we have policies and procedures in place that promote and articulate our compliance with U.S. economic sanctions administered by the U.S. Department of Treasury, Office of Foreign Assets Control in all facets of our operations. We use a screening vendor with respect to all payments that we initiate. Our Economic Sanctions Compliance Policy is periodically distributed to appropriate personnel.
Conflicts of interest, while not prohibited in all cases, may be harmful to W. P. Carey and therefore must be disclosed in accordance with the Code of Ethics. Our Chief Ethics Officer or, in his or her absence, our Chief Legal Officer, has primary authority and responsibility for the administration of the Code of Ethics subject to the oversight of the NCG Committee or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee.
Certain Relationships and Related Party Transactions
POLICIES AND PROCEDURES WITH RESPECT TO RELATED PARTY TRANSACTIONS
Our executive officers and directors are committed to upholding the highest legal and ethical conduct in fulfilling their responsibilities and recognize that related party transactions can present a heightened risk of potential or actual conflicts of interest. Employees, officers and directors have an obligation to act in the best interest of W. P. Carey and to put such interests at all times ahead of their own personal interests. In addition, all of our employees, officers and directors should seek to avoid any action or interest that conflicts with or gives the appearance of a conflict with the Company's interests. According to our written Code of Ethics, a conflict of interest occurs when a person's private economic or other interest conflicts with, is reasonably expected to conflict with, or may give the appearance of conflicting with, any interest of W. P. Carey. The following conflicts of interest are prohibited, and each employee, officer and director must take all reasonable steps to detect, prevent, and eliminate such conflicts:
■Working in any capacity – including service on a board of directors or trustees, or on a committee thereof – for a competitor while employed by W. P. Carey.
■Competing with W. P. Carey for the purchase, sale or financing of property, services or other interests.
■Soliciting or accepting any personal benefit from a third party, including any competitor, customer or service provider, in exchange for any benefit from W. P. Carey. Applicable policies may permit the acceptance of gifts and entertainment from

26 2025 Proxy Statement

Corporate Governance
third parties, subject to certain limitations. Individuals are expected to adhere to these policies where applicable and in general to limit acceptance of benefits to those that are reasonable and customary in a business environment and that are not reasonably likely to improperly influence the individual.
If there are any potential related party transactions, all of the relevant material facts and the related person's interest in the transaction will be reviewed by the Board before approval is granted under the Company's written procedures. A permitted related party transaction must be considered to be in the best interests of W. P. Carey.
TRANSACTIONS WITH CESH AND NLOP
We earn revenue and receive reimbursements in our role as advisor to both Carey European Student Housing Fund I, L.P. ("CESH") and Net Lease Office Properties ("NLOP") pursuant to their respective advisory agreements. Jason Fox, our CEO and President and member of our Board, is also the CEO and Chair of the Board of NLOP. For more information regarding these transactions and the fees received by W. P. Carey from CESH and NLOP, see Notes 3 and 5 to the consolidated financial statements in our Annual Report on Form 10‑K for the year ended December 31, 2024.

2025 Proxy Statement 27

Corporate Responsibility

"By its nature, our work promotes jobs and prosperity. Doing Good While Doing Well means that when we are financing properties for companies, we are also helping the communities those companies serve. It is important to always ask, What is the impact of what we are doing? What is good for society? What is good for the country?"
—Wm. Polk Carey, Founder, W. P. Carey Inc. 2001

We believe — as our founder Wm. Polk Carey did — that good corporate citizenship is fundamental to good business and helps create long-term value for our investors. Since our founding in 1973, we have been guided by our two core principles: Investing for the Long Run and Doing Good While Doing Well, which shape the way we run our business and view the world.
The NCG Committee of our Board is responsible for overseeing our ESG program, which is also reviewed periodically by the full Board. In 2024, our NCG Committee approved our ESG Policy Statement, formalizing our Environmental, Social and Governance objectives, which had previously been approved by our Board in 2022.
With Board-level oversight, our cross-functional ESG Committee serves to support our ongoing commitment to environmental and sustainability initiatives, social responsibility and corporate governance. Our ESG Committee is chaired by our Head of Asset Management and Chief Administrative Officer, both of whom report to our CEO and regularly update the NCG Committee. The ESG Committee is composed of members throughout the organization and is tasked with understanding pertinent ESG matters and, in coordination with the NCG Committee, developing our overall ESG strategy; overseeing the integration of strategically significant ESG policies and practices into our business and operations; and assisting in shaping communications with our stakeholders with respect to ESG matters.
We maintain an active dialogue with our investors, which provides us with insights on the topics that are most important to them, including corporate responsibility, as well as an opportunity to solicit and respond to their feedback. During 2024, in addition to meeting with more than 375 equity and fixed income buy-side investment professionals, we separately engaged with our largest stockholders through a series of off-season engagement meetings, proactively contacting the stewardship teams at 13 of our largest stockholders to request a meeting, five of which elected to do so (representing more than 25% of outstanding shares).
Environmental Initiatives
As a net lease real estate investment trust ("REIT"), substantially all of our properties are leased to our tenants on a triple-net basis, whereby tenants are responsible for maintenance and day-to-day management of the properties, including energy usage and sustainability practices. Despite this lack of direct control, we strive to lead the net lease industry in environmental sustainability by taking a proactive and transparent approach to quantifying and reducing our global carbon footprint.
The majority of our portfolio's emissions are Scope 3, as defined by the Greenhouse Gas Protocol. In 2024, we continued to make progress towards collecting and automating Scope 3 tenant energy usage data globally, leveraging technology to scale our efforts and improve data quality. As of December 31, 2024, we had enrolled approximately 63% of our tenants in electricity usage data reporting as a percentage of square footage.
We have incorporated green provisions into our standard lease form and seek to incorporate green lease provisions in our leases and lease renewals, helping to drive improved insight into the power consumption and carbon footprint of our portfolio. We have increased the percentage of our portfolio(1) (by square feet) under a green lease to 31% as of December 31, 2024. In 2024, we received Green Lease Leader Gold level recognition for the third consecutive year, by qualifying for credits in energy efficiency and sustainability best practices. For new investments, we review the environmental assessment of the properties as well as the governance and social practices as we consider our investment.
Our sustainability data collection and analysis, tenant engagement and sustainable building practice initiatives are led by members of our asset management and corporate finance teams. We continue to identify and evaluate property-level sustainability opportunities within our portfolio, including renewable energy opportunities through our solar program, CareySolar®, which represent attractive investments for us, and we believe can also reduce carbon footprints. We believe that improving the quality of our assets, increasing renewal probabilities and deepening tenant relationships will enhance the overall value of our portfolio.
1.Portfolio information reflects pro rata ownership of real estate assets (excluding operating properties).

28 2025 Proxy Statement

Corporate Responsibility
In 2024, we published like-for-like Scope 1 and 2 emissions data for the first time, further enhancing our disclosures. We also established our first emissions reduction target, seeking to achieve a 34% reduction in absolute Scope 1 and 2 market-based greenhouse gas emissions by 2028 from a 2023 base year and amended our credit facility to include sustainability-linked pricing.
Sustainable buildings reduce tenant operating costs and are more likely to attract high quality tenants, improving renewal outcomes and driving higher rents. As of December 31, 2024, our portfolio was comprised of 6.3 million square feet of sustainable real estate, including 7 LEED certified buildings and 10 BREEAM certified buildings.
Social Responsibility
HUMAN CAPITAL MANAGEMENT
When we Invest for the Long Run, our employees are at the core of that philosophy. We strive to make W. P. Carey a great place to work and to maintain a culture where everyone feels valued for who they are and for their contributions.
In 2024, we were proud to have achieved our U. S. certification as a Great Place to Work® for the third consecutive year, as well as our first certification in the Netherlands, which surveyed all of our European employees. 100% of U.S. participants and 98% of European participants believe that we're a Great Place to Work. In addition, global respondents reported that 98% believe they work in an inclusive environment that welcomes differences and 97% are proud to tell others they work here. Last year we were also recognized as one of Fortune’s Best Workplaces in Real EstateTM, Best Workplaces for WomenTM and in Best Workplaces in New YorkTM.
Our median employee tenure is 6.7 years and our voluntary turnover rate for 2024 was 5%, significantly lower than the turnover rates for our financial services and real estate industry peers.
Training and Development
As part of our commitment to provide employees with the resources to advance in their careers, we offer substantial opportunities to support professional growth. In 2024, our employees, including management, completed over 2,160 total training hours, with an average of 11 training hours per employee.
We require all employees to participate in annual "Respect in the Workplace" training, which supports our continued commitment to a culture of inclusion. With a focus on sexual harassment, our human rights policy and other aspects of workplace conduct, this interactive workshop saw 100% participation among active employees, including management, as of December 31, 2024. We also offer training in the areas of cybersecurity, with 100% participation, in addition to safety, health and wellness, professional development and opportunities to foster leadership development. New hires receive comprehensive onboarding when they join W. P. Carey. This program is designed to familiarize them with our business, our corporate culture and policies, including those set forth in our Code of Ethics.
Our Inclusive Culture
W. P. Carey has always believed in the power of diversification, and a diverse workforce is no exception. We strive to make our Company an inclusive environment where everyone is welcome, respected, treated fairly and has the resources and opportunities to advance in their careers.
As of December 31, 2024, we had 203 employees, including our CEO, ranging in age from 22 to 79, with an average age of 39. Women represented 48% of our global workforce, 40% of our Operating Committee, 32% of our Senior Managers, and 50% of all other managers. Our employees, located in New York, Amsterdam, London and Dallas, represent various backgrounds and speak 26 languages.
1.U.S. Race and Ethnicity data is collected by our Human Resources Department.
We conduct a pay equity analysis each year, with the assistance of a labor economist, to ensure that regardless of gender, race or national origin, employees who perform similar work under similar circumstances are paid similar wages. We are pleased this work confirms that our pay practices are fair and equitable.

2025 Proxy Statement 29

Corporate Responsibility
Employee Health and Wellness
The health and wellness of our employees and their families are paramount and our comprehensive benefits package is designed to address their evolving needs. For 2025, we expanded our reproductive health benefits and added voluntary, employee-funded critical illness insurance.
Highlights of our U.S. benefits program include:
■Company-paid medical, vision and dental insurance, including family and domestic partner coverage, at 100%;
■Carey Fund, which assists employees and their families with healthcare costs not covered by insurance;
■Company funded Lifestyle Spending Account, which allows each employee to allocate funds towards physical, financial and emotional wellness;
■Company-paid life and AD&D insurance;
■Short-term disability, including an eight-week continuation of pay program at 100% of base salary;
■Competitive vacation and leave policies, including primary and secondary caregiver leave; and
■Employee Assistance Program, which enables employees to access counseling, legal and financial planning referrals, caregiver referrals and other resources.
We are proud to be recognized for the second year in a row by the American Heart Association with silver level achievement on the Well-being Works Better™ Scorecard. This designation recognizes a culture of health best practices, with quality workplace well-being programs. We were also selected by Cigna Healthcare as a recipient of the Healthy Workforce Designation at the bronze level for demonstrating a strong commitment to elevating workforce vitality through a culture of wellbeing.
In addition, our Carey Wellness program provides our employees with education and practical guidance on nutrition, stress management and general healthy living matters that they can apply both in and out of the office.
Financial
■Competitive compensation programs;
■Firm-sponsored profit-sharing plan under which the Company contributes 10% of an employee's total cash compensation, up to an annual limitation ($33,000 for 2024), into the employee's retirement account;
■Employee-funded 401(k) and Roth 401(k) plans;
■Employee share purchase plan;
■Long-term incentive plan;
■Reproductive and family planning financial support;
■Flexible spending accounts (medical/dependent care);
■Grants of RSUs for milestone anniversaries; and
■Charitable contribution matching program by the W. P. Carey Foundation.
CORPORATE CITIZENSHIP
Wm. Polk Carey established the W. P. Carey Foundation in 1990 with a primary mission to support educational institutions and to promote business education, with the larger goal of improving America's competitiveness in the world. As a result of its support, thousands of young people around the country and abroad have seen increased educational opportunities.
As good stewards of our communities, W. P. Carey continues to support educational programs as well as hospitals, museums and other community organizations, and in 2024, we donated more than $660,000. In addition, to continue our founder's mission to encourage personal generosity, in the spirit of "Doing Good While Doing Well," the W. P. Carey Foundation supports the philanthropic activities of the W. P. Carey community by matching certain charitable contributions made by our employees and directors, matching over $180,000 of donations to eligible organizations in 2024.
The W. P. Carey Foundation also bestows the "Carey the Torch" award on a W. P. Carey employee (or team of employees) who made an exceptional impact on his or her community. In 2024, an interdepartmental team was selected as the winner. The Foundation made a $10,000 contribution to the qualified charity of the winners' choice and the Company awarded a prize to each member of the four person team selected as the Carey the Torch recipient.
CAREY FORWARD
Our Carey Forward program was established in 2012 shortly after the passing of Wm. Polk Carey and was inspired by his generosity. We have continued growing the Carey Forward program through our employees' collective commitment to building and fostering productive relationships between our Company and our communities. The program is funded by the Company and encourages employees to participate in philanthropic and charitable activities, devote their time and resources to meaningful causes and bring to philanthropic and community organizations the same level of skill and excellence they devote to their professional responsibilities.

30 2025 Proxy Statement

Corporate Responsibility
Although the organizations and activities we support can vary, our focus is often on youth development and education, hunger relief, healthcare, and arts and restoration.
KEY 2024 CORPORATE CITIZENSHIP HIGHLIGHTS
■Provided children experiencing homelessness with backpacks and school supplies through our donation to, and volunteer event with, Operation Backpack®
■Sponsored 13 of our employees to run in the New York City Marathon and nine to run the Mizuno Half Marathon in Amsterdam. Together with the W. P. Carey Foundation, we raised over $130,000 for NewYork-Presbyterian Hospital;
■Supported Gift of Adoption for the 8th year, providing adoption assistance grants for two families; and
■Provided employees volunteer opportunities, including the American Cancer Society, the Amsterdam Foodbank, Little Village and Animal Haven.
Governance
We believe that a company's tone is set at the top and are proud to report on our Board-level governance provisions, many of which are recognized as best practices. Critical components of our governance profile include:
■A separation between our Non-Executive Chair and our CEO;
■A Board comprised of all independent directors except for the CEO;
■Opted out of Maryland staggered board provisions;
■Annual election of directors via majority voting;
■The absence of a poison pill;
■A considered approach to executive compensation and reliance on a carefully constructed group of compensation peers;
■Sound compensation practices, including an anti-hedging policy, a clawback policy, meaningful limits on pledging, strong director and executive stock ownership guidelines, and a robust annual compensation risk assessment;
■Board review of management succession plans;
■Consideration of background, skills, expertise, characteristics, integrity, and other factors when reviewing director nominees;
■A limitation on over-boarding by our directors, with a maximum of four public company boards (including that of the Company, but excluding any of our affiliates), with members of the Audit Committee limited to serving on three such boards and our CEO limited to serving on two such Boards;
■Adopted a Dodd Frank Clawback Policy aligning with NYSE rules and a Policy for Recoupment of Performance-Based Compensation;
■Adopted a Human Rights Policy; and
■Publication of a standalone ESG report, which includes our EEO-1 report, prepared with reference to the disclosure standards established by the Task Force on Climate-related Financial Disclosures (TCFD) and the GRI.
These governance provisions are supplemented by our Code of Business Conduct and Ethics, Human Rights Policy, ESG Policy Statement and procedures governing related party transactions, which are important elements of our overall approach to governance and are described in the "Corporate Governance" section.

2025 Proxy Statement 31

Executive Officers for 2025

Jason E. Fox, Chief Executive Officer, Age 52
Mr. Fox became CEO on January 1, 2018 and has been an executive officer since 2015. Since he is also a Board member, his biography appears on page 10 in Proposal One: Election of Ten Directors.

ToniAnn Sanzone, Chief Financial Officer, Age 48
W. P. Carey Inc.:
■Chief Financial Officer (since 2017; Interim 2016–2017)
■Chief Accounting Officer (2015–2016)
■Global Corporate Controller (2013–2015)
Net Lease Office Properties (NYSE: NLOP): Chief Financial Officer (since November 2023)
Ms. Sanzone has helped to guide the Company through its rapid evolution in recent years and is responsible for overseeing vital financial and risk mitigation functions in both the U.S. and Europe, including accounting and financial reporting, corporate finance, information technology, internal audit, tax and treasury. She sits on the Company's Operating Committee and Investment Committee. Ms. Sanzone also serves as the Chief Financial Officer of Net Lease Office Properties. Ms. Sanzone also served as Chief Financial Officer of CPA:18 – Global until its merger with and into the Company in August 2022. Prior to joining the Company, Ms. Sanzone served as Corporate Controller and in various other capacities at iStar Inc., a publicly traded REIT, from 2006 to 2013 and held various accounting and financial reporting roles at Bed Bath and Beyond, Inc. from 2004 to 2006. Ms. Sanzone also occupied various positions in the assurance and advisory services practice of Deloitte LLP from 1998 to 2004 and is a Certified Public Accountant.

32 2025 Proxy Statement

Executive Officers

Gino M. Sabatini, Managing Director and Head of Investments, Age 56
W. P. Carey Inc.:
■Head of Investments (since 2016)
■Head of U.S. Net Lease Investments (2015–2016)
■Co-Head of Global Investments (2012–2015)
■Co-Head of Domestic Investments (2011–2012)
■Various roles in the Investment Department (since 2000)
Mr. Sabatini is responsible for the sourcing, negotiating and structuring of investments in North America and Europe. In his over two decades with the Company, Mr. Sabatini has participated in and managed all aspects of the investment process. Mr. Sabatini sits on the Company's Operating Committee and Investment Committee.

Brooks G. Gordon, Managing Director and Head of Asset Management, Age 41
W. P. Carey Inc.:
■Head of Asset Management (since 2016)
■Head of North American Asset Management (2014–2016)
■Various roles in the Asset Management Department (since 2006)
The Hinckley Company: Board Member (2010–June 2024)
Mr. Gordon oversees domestic and international asset management and development activity across all property types. He began his career with the Company over 18 years ago and has spearheaded the Company's proactive asset management strategy, including a focus on organic investment opportunities and developing an agile, data-driven approach to management of the Company's growing portfolio. Mr. Gordon sits on the Company's Operating and Investment Committees and co-chairs the ESG Committee, where he oversees sustainability initiatives globally.

Jeremiah Gregory, Managing Director and Head of Strategy and Capital Markets, Age 48
W. P. Carey Inc.:
■Head of Strategy and Capital Markets (since February 2025)
■Head of Capital Markets and Managing Director, Strategic Planning (2016–February 2025)
■Director of Corporate Finance (2013–2016)
Mr. Gregory oversees balance sheet strategy and execution for all capital markets transactions, including equity, bonds, credit facilities and FX hedging. He leads communication with rating agencies, institutional investors, and investment banks, and manages lender relations. Mr. Gregory’ responsibilities also comprise strategic initiatives and corporate transactions, including the Company’s 2014, 2018 and 2022 mergers with previously managed funds CPA®:16 – Global, CPA®:17 – Global and CPA®:18 – Global. He sits on the Company’s Operating Committee and Investment Committee. Before joining the Company, Mr. Gregory worked as a Vice President and Director in the Real Estate Investment Banking Group at Barclays and as an Associate at Lehman Brothers in the Global Real Estate Group where he advised on and executed a wide variety of M&A, capital markets and principal transactions for public REITs and real estate sponsors. Prior to his investment banking experience, he worked at BRIDGE Housing Corporation, a multifamily real estate development company.

2025 Proxy Statement 33

Proposal Two:
Advisory Vote on Executive Compensation
The Board and the Compensation Committee, which is responsible for designing and administering W. P. Carey's executive compensation program, value the opinions expressed by shareholders in their vote on this proposal and will review and consider the outcome of the vote when making future decisions on executive compensation.
At our annual meeting of stockholders held on June 11, 2020, the Board recommended, and stockholders voted, to hold this advisory vote, known as a "Say-on-Pay" vote, every year, with which the Board agreed. It is expected that the next stockholder "Say-on-Frequency" vote will occur at the 2026 annual meeting of stockholders. Accordingly, and pursuant to SEC rules (and Section 14A of the Exchange Act), in this Proposal Two, shareholders are being asked to vote on the following resolution:
RESOLVED, that the shareholders of W. P. Carey approve, on an advisory basis, the compensation of the Company's NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the related compensation tables and narrative discussion in this Proxy Statement.
Our goal is to maintain an executive compensation program that fosters the short- and long-term goals of the Company and its shareholders. We seek to accomplish this goal by motivating our senior leadership group to achieve a high level of financial performance. We believe that our executive compensation program is designed to align executive pay with performance and to motivate management to make sound financial decisions that increase the value of the Company.
Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of a majority of the votes cast by the stockholders at the virtual meeting, or by proxy, is necessary for approval of Proposal Two. However, as an advisory vote, Proposal Two is not binding upon the Board, the Compensation Committee, or W. P. Carey.

The Board recommends a vote FOR the approval, on an advisory basis, of the foregoing resolution approving the Company's executive compensation.

34 2025 Proxy Statement

Executive Compensation
Compensation Discussion and Analysis
The following pages discuss the process and philosophy guiding compensation decisions for the following NEOs during 2024:
■Jason E. Fox – Chief Executive Officer
■John J. Park – President (through September 30, 2024)(1)
■ToniAnn Sanzone – Chief Financial Officer
■Gino M. Sabatini – Head of Investments
■Brooks G. Gordon – Head of Asset Management
1.Mr. Park stepped down as President effective September 30, 2024. He remained as Senior Advisor of the Company until February 28, 2025.
Compensation Principles
The Company's executive compensation programs have continued to evolve in structure but follow three basic principles, first established by the Company's late founder, Mr. Wm. Polk Carey:

1	Compensation levels should be conservative and prudent	2	Compensation should adequately reward those who create value for the Company and its shareholders	3	Compensation should be tied to the financial performance of the Company

■ The Compensation Committee annually reviews the pay levels of our NEOs against our peers and generally finds our base salaries to be conservative and total compensation aligned with the median among our peers.

■ Approximately 74% of CEO pay and 51% of the remaining NEOs' pay opportunity is provided through equity-based compensation tied to long-term performance and vesting.
■ The Compensation Committee believes that senior management pay outcomes over time should be aligned with the shareholder experience.
■ Further, each of our NEOs is subject to rigorous stock ownership guidelines and our clawback and recoupment policies.

■ For 2024, 90% and 83% of the pay opportunity for our CEO and remaining NEOs, respectively, was at risk and subject to Company and/or stock price performance.
■ The Compensation Committee revised the structure of NEO annual cash incentives to allocate a portion of cash bonuses to strategic goals intended to drive growth.
■ The ultimate value of our performance-based equity awards is tied to 3-year relative TSR or to AFFO per share growth and 3-year relative TSR.

In addition to the framework set by these principles, the Compensation Committee considered a number of factors in determining 2024 compensation levels for the NEOs to help ensure alignment with the Company's performance in 2024. Among these factors were:
■The Company's financial and market performance compared to prior years;
■Performance against predefined objectives, including financial metrics, execution of strategic objectives and new investments;
■Performance versus a peer group of companies as well as the REIT industry and broader economic environment; and
■The Compensation Committee focused particularly on TSR performance.

2025 Proxy Statement 35

Executive Compensation
W. P. CAREY RANK VERSUS COMPANIES IN THE MSCI US REIT INDEX

1-Year	3-Year	5-Year	10-Year

#96 out of 117	#69 out of 116	#72 out of 112	#53 out of 94
2024 Business Highlights
The Compensation Committee also considered the following factors:
■The Company completed investment volume of $1.6 billion, at weighted-average cap rates in the mid-7s and a weighted-average lease term of 17 years.
■We completed our exit from the office sector through our asset sale program to dispose of certain office properties retained by us in connection with the Spin-Off ("Office Sale Program").
■We generated AFFO(1) per share of $4.70 for 2024.
■During 2024, the Company declared cash dividends totaling $3.49 per share, representing an attractive dividend yield over 6%.
■We ended the year with a strong investment grade balance sheet, a substantial liquidity positioning totaling $2.6 billion and a pro rata Net Debt to Adjusted EBITDA (annualized) ratio(1) of 5.5x.
Compensation Highlights
2024 BASE SALARIES:
For 2024, the Compensation Committee determined to maintain the base salaries of our NEOs, influenced by a market assessment, conducted by the Committee's independent compensation consultant, Frederic W. Cook & Co., Inc. ("FW Cook").
2024 BONUS PAYMENTS:
Our NEOs earned bonuses ranging from 76.6% to 93.9% of the target award. For 2024, our annual cash bonus plan ("ACB Plan") was revised to include both financial metrics as well as a strategic component for all NEOs. The following three financial metrics were used to calculate the funding of the formulaic portion of the NEO bonuses: AFFO per share (weighted 70%), Net Debt to Adjusted earnings before interest, taxes, depreciation, and amortization ("EBITDA") (weighted 20%) and Cash Interest Expense Coverage (weighted 10%). Each metric provided for a maximum payout of 150% of target, a target payout of 100%, and a threshold payout of 50% of target, with zero payout for performance below the threshold level.
For 2024, all NEOs had a portion of their bonus tied to financial metrics and a portion tied to strategic achievements. In addition to the company's financial and strategic targets, Mr. Sabatini had a portion of his bonus tied to the performance of the Investments team that he leads.
1.See Appendix A for a description of this non-GAAP financial measure.

36 2025 Proxy Statement

Executive Compensation
2022-2024 PERFORMANCE SHARE UNIT AWARD PAYOUTS:
In early 2022, PSUs were granted contingent on three-year performance against pre-established metrics (RE Adjusted Funds from Operations ("RE AFFO") per share growth and TSR relative to the constituents of the MSCI US REIT Index) up to 300% of target. The Compensation Committee, in evaluating the 2022 PSU performance metrics in light of the 2023 spin-off of 59 office properties (the "Spin-Off") into a separate publicly-traded real estate investment trust called Net Lease Office Properties, determined to revise the weighting of the two performance metrics, RE AFFO per share growth and Relative TSR, to 33% and 67% respectively. As described in last year's proxy, due to the impact of the Spin-Off, RE AFFO per share growth was measured based on 2-year results (2022-2023) compared to the original growth goals established in 2022, while Relative TSR was measured over the full three-year period. In early 2025, the Compensation Committee certified performance achievements and approved a payout equal to 147% of target to all holders of such awards, including all of the NEOs.
2024 LONG-TERM INCENTIVE GRANTS:
The Compensation Committee maintained the same type of long-term incentive grants as in prior years and in 2024 authorized grants to the NEOs in the form of PSUs and time-based RSUs. The Compensation Committee believes this mix of grants creates a strong connection between our multi-year performance and the actual payouts realized by our NEOs. RSUs vest in equal annual installments over a three-year period. With the exception of Mr. Fox, in 2024 all NEOs additionally received a one-time RSU award in recognition of the team's successful execution of the exit from office in a period of significant lending market disruption and volatile equity markets. For 2024, PSUs measure performance over a three-year period (2024-2026) and vest based on performance measured against two evenly weighted metrics, TSR relative to the constituents of the MSCI US REIT Index and AFFO per share growth.
RESULTS OF 2024 ADVISORY VOTE ON EXECUTIVE COMPENSATION:
At our 2024 Annual Meeting, more than 90% of the votes cast were in favor of our Say-on-Pay proposal. The Compensation Committee considered the outcome of that advisory vote to reflect approval of the Compensation Committee's compensation philosophy and implementation. However, the Compensation Committee will continue to consider the outcome of our Say-on-Pay votes and any other shareholder feedback when making future compensation decisions for the NEOs.
COMPENSATION PHILOSOPHY AND DECISION-MAKING PROCESS:
Our compensation philosophy and our processes for compensating executive officers are overseen by the Compensation Committee. The Compensation Committee currently consists of five directors, each of whom is independent within the meaning of the Listing Standards of the NYSE. The Compensation Committee's responsibilities include setting our executive compensation principles and objectives, setting and approving the compensation of executive officers, and monitoring and approving our general compensation programs.
The Compensation Committee relies on input both from management and from its independent compensation consultant to assist the Compensation Committee in making its determinations. Although the Compensation Committee receives information and recommendations regarding the design of the compensation program and level of compensation for NEOs from these sources, the Compensation Committee retains the sole authority to make final decisions both as to the types of compensation awarded and compensation levels for these executives.
Compensation Philosophy
Our compensation programs are designed to align executive pay with our performance and to motivate management to make sound financial decisions that increase the value of the Company. The Compensation Committee believes that a blend of incentive programs is the most appropriate way to encourage the achievement of outstanding financial performance, and alignment with shareholders. In determining the compensation of our NEOs, the Compensation Committee generally relies on formulaic incentive programs, while maintaining the ability to exercise its best judgment and take into account the many aspects of performance that make up an individual's contribution to the Company's success, including teamwork, creativity, good judgment and integrity.
For 2024 compensation, the Compensation Committee examined a broad range of information on financial performance, as described above. The Compensation Committee also reviewed information on the performance of and contributions made by individual executive officers (other than the CEO) and, in doing so, placed substantial reliance on information received from, and the judgment of, the CEO. The Compensation Committee's decisions with regard to CEO compensation are made in executive session in consultation with its independent compensation consultant. The Compensation Committee also periodically reviews independent survey data, other public filings, and peer group data provided by its independent compensation consultant as market reference points for all NEOs. The Compensation Committee strives to provide target pay opportunities (including base, bonus and long-term incentives) that generally fall within a 15% range of the median of the market but acknowledges that individual positioning may vary due to tenure, contribution, performance and uniqueness of role.

2025 Proxy Statement 37

Executive Compensation
Role Of The Independent Compensation Consultant
The Compensation Committee engages an independent consultant to provide guidance on a variety of compensation matters. During 2024, the Compensation Committee continued to engage FW Cook as its independent compensation consultant. FW Cook conducts independent studies and provides objective advice on executive and non-employee director compensation. FW Cook's role with the Company is as an adviser to the Compensation Committee on executive compensation matters. Each year, the Compensation Committee conducts an assessment, as required by SEC rules, to determine if any conflicts of interest exist with regard to its engagement of FW Cook. In conducting that assessment for 2024, the Compensation Committee reviewed a variety of factors, including those required by SEC rules, and determined that no such conflict of interest existed and that they are independent under the applicable SEC and NYSE listing independence criteria.
Peer Comparison Group
When determining compensation levels for the NEOs, the Compensation Committee considers several external market reference points, including published survey data and the competitive pay levels of an established group of publicly traded peer companies. This peer comparison group consists of companies having similar characteristics to us, as noted below, and with whom we compete for executive talent. FW Cook annually reviews the peer group to confirm the overall reasonableness of the group for compensation and design benchmarking purposes. The Compensation Committee then determines what changes, if any, are appropriate.
The companies included in the peer group generally have the following characteristics:
■Companies that operate as publicly traded, internally-managed REITs;
■Companies within a reasonable size range, primarily measured by market capitalization and enterprise value; and
■Companies that may meet additional qualitative criteria intended to identify those most similar in business model and asset mix to the Company, including factors such as: net lease focus, exposure to multiple asset classes, national diversity, diversified tenant base, and international operations.
In March 2023, the Compensation Committee, with input from management and FW Cook, reviewed and approved changes to the peer group used to inform 2024 pay decisions. Based on the review, the Compensation Committee determined to remove Duke Realty due to its acquisition by Prologis and STORE Capital as a result of its privatization.

Peer Group (used to inform 2024 pay decisions)

Alexandria Real Estate	Healthpeak Properties	Realty Income Corporation
Brixmor Property Group	Kimco Realty Corporation	Ventas
Digital Realty Trust	Medical Properties Trust	Welltower
EPR Properties	National Retail Properties
Gaming and Leisure Properties	Omega Healthcare
Peer Group Changes
In March 2024, the Compensation Committee, with input from management and FW Cook, reviewed and approved changes to the peer group used to inform 2025 pay decisions. Based on the review, the Compensation Committee determined to add Rexford Industrial and VICI Properties to the Company's peer group.

Peer Group (used to inform 2025 pay decisions)

Alexandria Real Estate	Healthpeak Properties	Realty Income Corporation
Brixmor Property Group	Kimco Realty Corporation	Rexford Industrial
Digital Realty Trust	Medical Properties Trust	Ventas
EPR Properties	National Retail Properties	VICI Properties
Gaming and Leisure Properties	Omega Healthcare	Welltower

38 2025 Proxy Statement

Executive Compensation
Elements of Compensation
We use base salary, annual cash incentives, and long-term equity incentives, as well as a range of benefit plans, as tools to help achieve its compensation objectives. Our approach to the mix of compensation among these elements emphasizes variable compensation, including bonuses and long-term incentives in the form of stock-based awards, over fixed compensation. The emphasis on stock-based awards vesting over time helps to promote a long-term perspective and further align management's interests with those of our shareholders.

Element	Form	Compensation Objectives and Key Features

Base Salary	Fixed Cash
■ Fixed compensation component that provides a base level of competitive cash to compensate the executive officer for the scope and complexity of the position.
■ Amounts based on an evaluation of the executive officer's experience, position and responsibility; intended to be competitive in the marketplace to attract and retain executives.

Annual Cash Incentive Award	Performance-Based Cash
■ Variable cash compensation component that provides an incentive opportunity based on performance against objective Company financial performance metrics, AFFO per share, Net Debt to Adjusted EBITDA, and Cash Interest Expense Coverage for 2024, subject to the Compensation Committee's discretion based on its assessment of overall Company strategic and individual performance.
■ For 2024, all NEOs had a portion of their bonus tied to financial metrics and a portion tied to strategic achievements. In addition to the company’s financial and strategic targets, Mr. Sabatini also had a portion of his bonus tied to the performance of the Investments team that he leads.

Long-Term Equity Incentives	Performance Stock Units (60% of LTI value) and Restricted Stock Units (40% of LTI value)
■ Variable equity compensation designed to foster meaningful ownership of our Common Stock by management, to align the interests of our management with the creation of long-term shareholder value, and to motivate our management to achieve long-term growth for the Company.
■ For 2024, PSU awards under the long-term incentive plan ("LTIP") were tied to two equally-weighted measures, TSR relative to the constituents of the MSCI US REIT Index and AFFO per share growth.
■ RSU awards vest in equal annual installments over a three-year period.

Base salary generally comprises a relatively small portion of our CEO and other NEO pay (11% and an average of 17% in 2024, respectively). The equity portion of pay has tended to represent the largest portion of our CEO and other NEO total pay (74% and an average of 51% in 2024, respectively), based on the Compensation Committee's philosophy of aligning executive compensation with Company performance and shareholder interests.
The table below summarizes the 2024 elements of compensation and resulting target total compensation for each of the NEOs, excluding one-time RSU awards valued at $200,000 for Mr. Park, $300,000 for Ms. Sanzone, $100,000 for Mr. Sabatini and $250,000 for Mr. Gordon. These one-time awards were issued in recognition of work related to the Spin-Off and vest in equal installments over a three year period.

Executive	Base Salary ($)	Target Annual Cash Incentive Opportunity ($)	Target Long-Term Equity Grant ($)	Target Total Compensation ($)

Jason E. Fox	1,000,000	1,500,000	7,000,000	9,500,000
John J. Park	550,000	1,000,000	1,750,000	3,300,000
ToniAnn Sanzone	550,000	750,000	1,950,000	3,250,000
Gino M. Sabatini	500,000	1,500,000	1,350,000	3,350,000
Brooks G. Gordon	450,000	550,000	1,050,000	2,050,000

2025 Proxy Statement 39

Executive Compensation
For 2024, the mix for total compensation is illustrated in the following graphs:

# Chief Executive Officer Pay Mix 2024[1]

Base
Salary
11%
Target
Bonus
16%
Long-Term
Incentive
74%
At-Risk
90%

# Other NEOs[(2)] Pay Mix 2024

Base Salary 17%
Long-Term Incentive 51%
Target Bonus 32%
At-Risk 83%

1.Due to rounding will not equal 100%.
2.Includes pay for John J. Park, who served as an NEO of the Company until September 30, 2024.
BASE SALARY
Base salary is intended to reflect job responsibilities and set a minimum baseline for compensation. Our overall philosophy is that, in most cases, base salaries for officers, including those for executive officers, are viewed as a significantly smaller component of their overall compensation than variable elements of compensation. When setting such salary levels, the Compensation Committee considered the following factors:
■the nature and responsibility of the position;
■the expertise of the individual executive;
■changes in the cost of living and inflation;
■the competitive labor market for the executive's services; and
■the recommendations of the CEO with respect to executive officers who report to him.
Base salaries for the executive officers are subject to annual review by the Compensation Committee, which considers competitive market data provided by FW Cook.
The Compensation Committee may determine to adjust NEO salaries, individually or overall, at any time. When considering potential changes to base salaries for executive officers, the Compensation Committee also takes into consideration the impact on total compensation. Based on current and historical market analyses, base salaries have generally aligned with the 25th percentile and total compensation has aligned with the 50th percentile across the NEO group. Informed by the factors described above, the Compensation Committee did not increase salaries for the NEOs for 2024.
ANNUAL CASH INCENTIVES
Our 2024 ACB Plan was designed to motivate our NEOs to deliver strong financial performance and to provide a clear link between pay and performance.
The Compensation Committee established target bonus opportunities for each NEO based on a variety of factors, including competitive market data, individual performance, and role criticality. All NEOs had a portion of their bonus tied to financial metrics and a portion tied to strategic achievements. In addition to the company’s financial and strategic targets, Mr. Sabatini also had a portion of his bonus tied to the performance of the Investments team that he leads. The Compensation Committee awarded all NEOs, except for Mr. Sabatini, a total bonus payout of 93.9% of target. Mr. Sabatini received an overall payout of 76.6% of target.

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Executive Compensation
ACTUAL BONUSES AWARDED TO THE NEOs:

								2024 Annual
								Bonus Earned
	2024 Bonus	Financial Performance		Strategic Performance		Investments(1)			Payout as
Executive	Target ($)	Target ($)	Payout	Target ($)	Payout	Target ($)	Payout	Amount ($)	% of Target

Jason E. Fox	1,500,000	1,000,000	103.3%	500,000	75%	—	—%	1,408,000	93.9%
John J. Park	1,000,000	667,000	103.3%	333,000	75%	—	—%	938,761	93.9%
ToniAnn Sanzone	750,000	500,000	103.3%	250,000	75%	—	—%	704,000	93.9%
Gino M. Sabatini	1,500,000	334,000	103.3%	166,000	75%	1,000,000	67.9%	1,148,522	76.6%
Brooks G. Gordon	550,000	367,000	103.3%	183,000	75%	—	—%	516,361	93.9%
1.Only Mr. Sabatini has a bonus target measured against performance of the Investments Department, which he leads.
Funding of the financial performance metrics was calculated using three financial performance metrics, AFFO per share (weighted 70%), Net Debt to Adjusted EBITDA (weighted 20%), and Cash Interest Expense Coverage (weighted 10%). The Compensation Committee placed the highest weighting on AFFO per share, as it represents a key metric of our financial success. Net Debt to Adjusted EBITDA and Cash Interest Expense Coverage are critical to maintaining a competitive cost of capital, which serves as a key driver of our future growth. Our three metrics are all distinct, measurable, and rigorous, and provide our NEOs with a clear view of how our financial performance impacts compensation. Funding based on the financial performance on these three metrics ranges from 50% to 150% of target, with zero payout for performance below the threshold level. The Compensation Committee maintains its discretion to increase or decrease the formulaically funded payout based on its assessment of overall Company performance in appropriate circumstances.

Financial Performance Metric	Weighting	Performance Range	Payout Target

AFFO per Share	70%
Threshold		$4.56	50%
Target		$4.70	100%
Maximum		$4.84	150%
Results		$4.70	100%
Net Debt to Adjusted EBITDA	20%
Threshold		6.0x	50%
Target		5.7x	100%
Maximum		5.4x	150%
Results		5.5x	133.3%
Cash Interest Expense Coverage	10%
Threshold		5.0x	50%
Target		5.3x	100%
Maximum		5.6x	150%
Results		5.1x	66.7%
		Total Weighted Payout	103.3%

2025 Proxy Statement 41

Executive Compensation
The strategic component of NEO bonuses are not formulaic or quantitative. The strategic goals approved by the Compensation Committee included advancing our growth strategy, maintaining a strong balance sheet and liquidity position, talent development, investor outreach and communication strategy, and operational efficiency. Based on its overall assessment of our performance during 2024, the Compensation Committee awarded all NEOs 75% of their strategic target.
A portion of Mr. Sabatini’s bonus target was tied to Investment goals, including deal volume, of the team he leads. For competitive reasons, we do not disclose publicly the specifics related to these goals.
LONG-TERM INCENTIVE PLAN AWARDS
The LTIP is designed to reward key managers for high performance and to drive shareholder value. Awards for our NEOs are delivered 40% in the form of time-based RSUs that vest in equal annual installments over a three-year period and 60% in the form of PSUs that are earned after a three-year performance period based on the achievement of specific performance goals established at the beginning of the cycle. The Compensation Committee approves PSU goals after evaluating goals proposed by management which consider our long-term financial plan, historical results, and expected results. The Compensation Committee considers these recommendations in conjunction with the established long-term business plan of the Company in order to determine the final goals. From time to time, the Compensation Committee's independent compensation consultant assists the Compensation Committee with the goal-setting process by providing analyses of historical peer group performance and expected trends.
The table below presents the LTIP award amounts for 2024. These amounts may differ from the values shown in the Summary Compensation Table and Grants of Plan Based Awards Tables since SEC disclosure rules require companies calculate and present the grant date fair value of equity awards based on accounting fair value estimates. The table below presents the LTIP award amounts for 2024. The amounts represent the Compensation Committee's approved value as determined based on a variety of factors, including market competitiveness, internal equity, contribution, experience, and uniqueness of role. Once approved, the Company's grant date stock price is used to determine the number of shares ultimately awarded. The grant date fair value is calculated by multiplying the number of shares awarded by the Company's fair value estimate at time of issuance.
The Compensation Committee regularly reviews the Company’s progress towards achieving each of the PSU goals and, after the end of each three-year PSU performance cycle, evaluates the Company’s actual performance compared to the pre-set goals in order to determine the payout level achieved. PSUs may be earned between 0% and 300% of the target number of shares granted depending on performance against two equally weighted metrics: TSR relative to the constituents of the MSCI US REIT Index; and AFFO per share compound annual growth rate. These metrics were selected to align with the Company’s goals of outperforming an established benchmark index for similar REITs, sustainably growing funds available for dividends, and appropriately managing shareholder dilution. Payment levels are linearly interpolated between each level of performance to recognize, reward, and incentivize incremental performance gains between each performance goal.

Executive	Target LTI Award ($)	Value of PSUs (60% of total) ($)	Value of RSUs(1) (40% of total) ($)

Jason E. Fox	7,000,000	4,200,000	2,800,000
John J. Park	1,750,000	1,050,000	700,000
ToniAnn Sanzone	1,950,000	1,170,000	780,000
Gino M. Sabatini	1,350,000	810,000	540,000
Brooks G. Gordon	1,050,000	630,000	420,000
1.With the exception of Mr. Fox, all NEOs additionally received a one-time RSU award in recognition of the team's successful execution of the exit from office in a period of significant lending market disruption and volatile equity markets. These one-time RSU awards, valued at $200,000 for Mr. Park, $300,000 for Ms. Sanzone, $100,000 for Mr. Sabatini and $250,000 for Mr. Gordon, are not included in this table.

42 2025 Proxy Statement

Executive Compensation
2024-2026 PSUs

Performance Level(1)	Relative TSR (vs. MSCI US REIT Index) (%)	Payout as Target (%)

Below Threshold	<25th percentile	—
Threshold	25th percentile	50
Target	50th percentile	100
Stretch	75th percentile	200
Maximum	90th percentile	300
1.Also includes AFFO per share targets that we have not included here for competitive reasons.
2022-2024 PSUs
The 2022-2024 PSUs were based on two equally weighted measures, relative TSR versus the constituents of the MSCI US REIT Index and RE AFFO per share growth.
In connection with the Spin-Off, the Compensation Committee took the following actions related to the 2022-2024 PSUs:
■Compare Compensation Committee approved AFFO from Real Estate per share of $5.35 to the 2021 actual RE AFFO per share to determine the 2-year compound growth rate
■Score 33% of the overall PSUs (down from 50%) based on 2-year RE AFFO per share growth against the original growth goals established in 2022, with a pro-forma 2023 RE AFFO per share value of $5.35
■Score 67% of the overall PSUs (up from 50%) based on 3-year Relative TSR against the same goals established in 2022
The rationale for these actions was as follows:
■Reward multi-year financial performance while retaining the 3-year retentive period inherent in our PSU design
■Continue to subject 100% of the original target shares to multi-year performance
■Avoid creating an incentive to not execute the Spin-Off because of a potentially negative impact on our short-term financial results
The calculation of our 2022-2024 PSU payout is presented in the table below. Our NEOs also earned dividend equivalent shares on their earned PSUs, which were delivered in equal proportion to the number of underlying shares earned.

Performance Level	RE AFFO per Share (Compound Growth Rate) (%)	Relative TSR (vs. MSCI US REIT Index) (%)	Payout as Target (%)

Below Threshold	<1.25	<25th Percentile	—
Threshold	1.25	25th Percentile	50
Target	3.0	50th Percentile	100
Stretch	4.0	75th Percentile	200
Maximum	5.0	90th Percentile	300
Actual Results	4.6	45th Percentile
Payout	260.0%	91.0%	147.0%
Other Compensation and Benefits
DEFERRED COMPENSATION PLANS
Payment of the shares underlying LTIP awards may be deferred pursuant to the Deferred Compensation Plan and are subject to the requirements of Section 409A of the Internal Revenue Code, which we refer to in this Proxy Statement as the Code. Messrs. Fox, Park and Sabatini elected to defer receipt of the underlying shares for awards of RSUs and PSUs that were granted in 2024 and Ms.

2025 Proxy Statement 43

Executive Compensation
Sanzone elected to defer receipt of the underlying shares for awards of PSUs that were granted in 2024 through the Deferred Compensation Plan.
Deferred awards under certain prior compensation plans are also maintained in the Deferred Compensation Plan. These partnership equity unit plans, or PEP Plans, were discontinued in 2007, and the PEP awards were converted to RSUs in 2009. These Rollover RSUs, which were required to be deferred for a minimum of two years, are payable in accordance with the employees' prior elections. Currently, of the NEOs listed in the compensation tables, Messrs. Park and Sabatini hold Rollover RSUs.
Deferred awards do not accrue interest or amounts other than dividend equivalents as may be required pursuant to underlying award agreements. Deferred amounts are payable in accordance with participants' deferral elections.
BENEFITS AND PERQUISITES
Our NEOs are provided with benefits that are generally consistent with those provided to all of our employees. The Company does not maintain any defined benefit pension plans. We maintain a profit sharing plan, pursuant to which the Company contributed 10% of an employee's total cash compensation, up to annual limits, into the plan on their behalf during 2024, as well as the Company's Employee Stock Purchase Plan ("ESPP"), under which eligible employees in 2024 could purchase Company stock at a discount of 10% off the market price of the Common Stock on the last day of two semi-annual purchase periods, up to applicable limits, and must hold the shares purchased for at least one year. We also maintain an employee-funded 401(k) plan and a Roth 401(k) plan. These plans are generally available to all employees, including the NEOs.
Compensation Governance
We design our compensation plans within a set of strong compensation governance provisions. These include:

What We Do		What We Don't Do

✓	Deliver a significant percentage of annual compensation in the form of variable compensation tied to multi-year performance through our LTIP	✗	Do not provide excise tax gross-ups
✓	Deliver a majority of the LTIP value at grant through PSUs measuring three-year performance, including relative and absolute performance	✗	Do not have employment agreements
✓	Provide total compensation opportunities that approximate the market median	✗	Do not have executive perquisites
✓	Compare executive compensation levels and practices against a relevant peer group of similarly-sized REITs	✗	Do not have excessive severance benefits
✓	Engage an independent compensation consultant that reports directly to the Compensation Committee and provides no other services to the Company	✗	Do not time the issuance of equity awards in coordination with the release of materials non-public information
✓	Require meaningful levels of stock ownership among our executive officers and non-employee directors	✗	Do not allow dividends to be currently paid on unearned PSUs or unvested RSUs
✓	Maintain a clawback policy and recoupment policy	✗	Do not allow hedging or short sales of our securities, and have meaningful limits on pledging
✓	Conduct annual compensation risk review	✗	Do not provide enhanced retirement benefits or other supplemental executive retirement plans, known as SERPs
		✗	Do not allow for any single-trigger cash severance benefits upon a change-in-control

Employment Agreements
We have, from time to time, entered into employment agreements when we have deemed it to be advantageous in order to attract or retain certain individuals. None of the NEOs have employment agreements as of the date of this Proxy Statement.
As disclosed in our Current Report on Form 8-K filed on July 10, 2024, we announced that Mr. Park would step down as President effective September 30, 2024. We eliminated the separate role of President on that date, with the title of President assumed by Mr. Fox, as our bylaws require us to have an officer with title of “President.” Mr. Park remained employed by us as a Senior Advisor to support an orderly transition of his duties until February 28, 2025. Mr. Park’s base salary during his service as a Senior Advisor remained unchanged, and he remained eligible to earn a bonus for 2024 performance. Mr. Park was not eligible for a bonus for 2025 service nor did he receive a 2025 annual equity grant. Mr. Park and the Company entered into a letter agreement describing

44 2025 Proxy Statement

Executive Compensation
the terms of his separation (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Park agreed to comply with certain restrictive covenants, including a restriction on soliciting any of our employees for two years following termination of employment. In exchange for Mr. Park signing a release of claims and agreeing to those restrictive covenants, Mr. Park will be entitled to receive continued vesting of his outstanding unvested RSUs and PSUs through the date such units would otherwise have become vested in accordance with their terms. Mr. Park did not receive a cash severance payment under the Separation Agreement.
Stock Ownership Guidelines
In January 2013, our Board adopted the W. P. Carey Stock Ownership Guidelines. The Stock Ownership Guidelines require the non-employee directors and the NEOs to maintain certain specified ownership levels of Common Stock, based on the annual cash retainer for directors and a multiple of annual base salary, exclusive of bonuses or other forms of special compensation, for the NEOs. The applicable stock ownership requirements are presented below:

Position	Ownership Requirement

CEO	6x annual salary
Other NEOs	3x annual salary
Non-Executive Directors	5x annual cash retainer
The Stock Ownership Guidelines provide that, with respect to each person subject to them, they will be phased in over a five-year period. For purposes of determining compliance with the Stock Ownership Guidelines, all Common Stock and securities based on the value of Common Stock acquired through participation in any of the Company's incentive or stock purchase plans, and deferred stock units held following the vesting of restricted stock, RSUs, and PSUs are counted, excluding unvested RSUs and unearned PSUs.
As of the date of the Proxy Statement, the five-year phase-in period had been reached for Directors Mark A. Alexander, Peter J. Farrell, Robert J. Flanagan, Margaret G. Lewis and Chris Niehaus and all the NEOs for 2024, each of whom has met the requirement. All other non-executive directors are on track to comply with the requirement within the five-year period.
Clawback Policy
Our Board approved a Clawback Policy ("DF Clawback Policy") pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank Act") in 2024 to align with the final rules published by the NYSE in 2023. The policy applies to our executive officers and provides, subject to limited exceptions, for mandatory clawback of excess incentive compensation in the event the Company's financial results are restated due to material noncompliance with any financial reporting requirement. The clawback period covers the three completed fiscal years preceding the date the Company determines that the Company is required to prepare an accounting restatement. Excess incentive compensation is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure that was in excess of the amount that such covered officer would have received taking into account the restated financial results. The DF Clawback Policy has been filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024.
Additionally, we continue to maintain a recoupment policy ("Recoupment Policy") that has been in place since 2013 that gives the Board the sole and absolute discretion to make retroactive adjustments to any cash or all forms of equity based compensation that are based in whole or in part on the achievement of performance targets or stock price increases paid to our employees ("Covered Employees"). This recoupment policy applies where such payment was based upon the achievement of certain financial results that were subsequently the subject of a restatement or if a metric taken into account in computing such compensation has been materially incorrectly calculated and, in each case, the Board determines that the Covered Employee received an excess incentive as a result and that the Covered Employee engaged in ethical misbehavior. Our Board has discretion to seek recovery of any excess amount that it determines was received inappropriately by these individuals, but our Board may require the recoupment of up to the total amount of performance‑based compensation, rather than the excess amount, for any Covered Employee who is convicted (including a plea of nolo contendere) of illegal acts connected to such restatement or recalculation. This discretionary policy cannot supersede any required recoupment for our NEOs also covered under our DF Clawback Policy; it provides an additional level of discretion for our Board to act appropriately in its best judgment should other circumstances arise that suggest recoupment may be appropriate.
Insider Trading Policy
We have a Statement of Policy Concerning Securities Trading that prohibits persons from buying or selling our securities if they are in possession of material non-public information, communicating, tipping or disclosing material non-public information to others who then trade in our securities, or engaging in any other action to take personal advantage of any material non-public information concerning us. The Insider Trading Policy applies to all directors, officers that are insiders and thereby subject to Section 16(b) of the Exchange Act (“Section 16 Officers”), employees of W. P. Carey and their respective family members.

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The Insider Trading Policy states the general guidelines on trading in our securities, the rules regarding trading during blackout periods, certain types of transactions that have been prohibited due to their nature and potential to result in inadvertent trading violations and the preclearance procedures for securities transactions by directors and Section 16 Officers. We believe our Insider Trading Policy is reasonably designed to promote compliance with relevant insider trading laws, rules and regulations, and any listing standards applicable to us. A copy of our Insider Trading Policy is filed with our Annual Report on Form 10-K as Exhibit 19.1. The Company does not have a Rule 10b5-1 plan or other written trading arrangements. Transactions by the Company in its own securities are monitored by internal and external legal counsel for compliance with applicable securities laws.
Anti‑Hedging Policy
We have adopted a policy that prohibits our employees and nonemployee directors from entering into all forms of hedging transactions regarding the Company's stock, including covered calls, collars, "short sales," sales "against the box," "put" or "call" options, or other derivative transactions.
Pledging Policy
We have a robust policy that limits the pledging of shares of the Company's stock, whether in a margin account or as collateral for a loan. The policy states that, if Company stock is pledged in a margin account, no securities of other companies may be held in the same account in order to prevent declines in the value of those securities from causing the sale of the Company's stock due to a margin call. The policy also limits the value of any loan secured by Company stock, in a margin account or otherwise, to 40% of the value of such stock at all times. We believe that the pledging of nonmaterial amounts of equity does not disconnect the interests of employees with those of the shareholders when used reasonably and appropriately. Our compensation program provides for a significant portion of an executive's compensation to be paid in shares, with the intent of providing clear alignment of our executives with our shareholders. We believe that the pledging of shares, within the meaningful limits described, is a reasonable part of our compensation and governance programs and helps enable executives to maintain stock ownership levels in excess of the Company's robust Stock Ownership Guidelines.
Risk Assessment
The Compensation Committee, with the assistance of its independent compensation consultant, annually performs an assessment of compensation related risks for the Company's primary compensation programs. For 2024, the Compensation Committee determined that there were no elements of the Company's compensation programs that would be reasonably likely to have a material adverse impact on the Company.
Other Considerations
Section 162(m) of the Code currently limits the deductibility of compensation in excess of one million dollars paid to the CEO, CFO or another "covered employee" (as defined by Section 162(m)), or who was such an employee beginning in any year after 2017. Accordingly, compensation awarded to covered employees in excess of one million dollars will generally not be deductible. The Compensation Committee may authorize compensation that is not deductible if it is determined to be appropriate and in the best interests of the Company and our shareholders.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2024.
COMPENSATION COMMITTEE
Peter J. Farrell, Chair
Mark A. Alexander
Constantin H. Beier
Tonit M. Calaway
Margaret G. Lewis
Compensation Committee Interlocks and Insider Participation
Each of the Compensation Committee members whose names appear under the heading Compensation Committee Report above were Compensation Committee members during all of 2024. No member of the Compensation Committee during 2024 is or has been an executive officer of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of the Company's executive officers served as a director or a member of a compensation committee (or other committee serving an

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equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during 2024.
Summary Compensation Table
The following table summarizes the compensation of our NEOs for each of the fiscal years ended December 31, 2024, 2023, and 2022. In accordance with rules promulgated by the SEC, certain columns relating to information that is not applicable have been omitted from this table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)(2)(5) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total(5) ($)

Jason E. Fox CEO	2024	1,000,000	—	7,712,724	1,408,000	33,000	10,153,724
	2023	1,000,000	—	10,457,932	1,500,000	33,000	12,990,932
	2022	996,154	—	6,478,409	1,900,000	30,500	9,405,063
ToniAnn Sanzone CFO	2024	550,000	—	2,448,466	704,000	33,000	3,735,466
	2023	550,000	—	3,165,493	750,000	33,000	4,498,493
	2022	549,519	—	2,049,020	1,050,000	30,680	3,679,219
John J. Park(6) President	2024	550,000	—	4,327,245	938,761	33,000	5,849,006
	2023	550,000	—	2,830,189	1,000,000	33,000	4,413,189
	2022	549,519	—	1,814,125	1,400,000	30,500	3,794,144
Gino M. Sabatini Head of Investments	2024	500,000	—	1,587,460	1,148,522	33,000	3,268,982
	2023	500,000	—	2,175,707	1,218,000	33,000	3,926,707
	2022	500,000	—	1,348,016	1,359,000	32,439	3,239,455
Brooks G. Gordon Head of Asset Management	2024	450,000	—	1,406,815	516,361	33,000	2,406,176
	2023	449,519	—	1,688,595	550,000	33,000	2,721,114
	2022	424,519	—	1,024,509	770,000	30,500	2,249,528
1.Amounts in the Stock Awards column reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, with respect to awards of RSUs and PSUs under the W. P. Carey Inc. 2017 Share Incentive Plan ("2017 SIP") and A&R 2017 SIP for awards in 2022, 2023 and 2024. For details of the individual grants of RSUs and PSUs during 2024, please see the 2024 Grants of Plan-Based Awards table below. The assumptions on which these valuations are based are set forth in Note 15 to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2024, disregarding estimates of forfeitures.
2.The table reflects PSU awards using an estimate of the future payout at the date of grant. If the PSU awards were shown instead at the Maximum payout level, the aggregate grant date fair value of the 2024 PSUs would be: $12,599,845 for Mr. Fox, $3,509,922 for Ms. Sanzone, $3,149,815 for Mr. Park, $2,429,991 for Mr. Sabatini, and $1,889,928 for Mr. Gordon.
3.Amounts shown represent payments under our ACB Plan, which were paid in early 2025, 2024 and 2023 for performance in 2024, 2023 and 2022, respectively.
4.The All Other Compensation column includes compensation related to Company contributions on behalf of the NEOs to the Company-sponsored profit sharing plan. Mr. Fox, Ms. Sanzone, Mr. Park, Mr. Sabatini and Mr. Gordon all received $33,000, $33,000 and $30,500 in profit sharing contributions for 2024, 2023 and 2022, respectively.
5.In connection with the Spin-Off, each RSU and PSU outstanding at November 1, 2023 was adjusted pursuant to the equitable adjustment provision of the 2017 SIP, equal to the ratio of the five-day volume weighted-average per-share price of our common stock prior to the Spin-Off divided by the five-day volume weighted-average per-share price of our common stock following the Spin-Off. The modifications reduced the unvested RSU and PSU awards on that date. Concurrently, our Board approved modifying the performance vesting conditions assigned to the 2022 PSU outstanding awards to account for the Spin-Off pursuant to the equitable adjustment provision of the 2017 SIP. The 2023 amounts for each NEO have been revised from those shown in the Summary Compensation Table in our Definitive Proxy Statement on Schedule 14A filed in 2024 to reflect the correction of the grant date fair values associated with November 2023 modifications of the performance vesting conditions assigned to the 2022 PSU outstanding awards to account for the Spin-Off pursuant to the equitable adjustment provision of the 2017 SIP. Refer to our Definitive Proxy Statement on Schedule 14A filed in 2024 for more information on these modifications.
6.The Stock Awards column amount for 2024 includes the $2,199,143 of incremental fair value resulting from the modification of RSUs and PSUs in connection with Mr. Park's departure from the Company, as discussed in the Compensation Discussion and Analysis above.

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Executive Compensation
2024 Grants of Plan-Based Awards
The following table provides information on awards under our ACB Plan and the LTIP to our NEOs in 2024.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Units(3) (#)	Grant Date Fair Value of Stock Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Jason E. Fox	—	1,125,000	1,500,000	5,000,000
	1/23/24							43,037	2,799,987
	1/23/24				32,278	64,555	193,665		4,912,737
ToniAnn Sanzone	—	562,500	750,000	5,000,000
	1/23/24							16,599	1,079,931
	1/23/24				8,992	17,983	53,949		1,368,535
John J. Park	—	750,000	1,000,000	5,000,000
	1/23/24							13,833	899,975
	7/9/24(5)							21,932	1,202,970
	1/23/24				8,069	16,138	48,414		1,228,127
	7/9/24(5)				10,596	21,191	63,574		996,173
Gino M. Sabatini	—	1,125,000	1,500,000	5,000,000
	1/23/24							9,837	639,995
	1/23/24				6,225	12,450	37,350		947,465
Brooks G. Gordon	—	412,500	550,000	5,000,000
	1/23/24							10,297	669,923
	1/23/24				4,842	9,683	29,049		736,892
1.Represents potential payments under our ACB Plan, as described under Annual Cash Incentives in the Compensation Discussion and Analysis section above. The amounts shown for Threshold represent the achievement of the minimum funding of the overall bonus pool based on performance against pre-established goals, without any modification, based on the achievement of certain predetermined strategic goals, as described under Annual Cash Incentives in the Compensation Discussion and Analysis section shown previously in this Proxy Statement. The actual amounts paid under this plan are shown in the Non-Equity Incentive Plan Compensation column for 2024 in the Summary Compensation Table above. The amounts shown for Maximum represent the per-individual limit under the 2017 Annual Incentive Compensation Plan.
2.Reflects awards of PSUs under the 2017 SIP. The underlying shares of Common Stock may be paid out in 2027, after the end of a three-year performance cycle (2024-2026), depending on the achievement of specified criteria, as described in the Compensation Discussion and Analysis section above. Dividend equivalents, in amounts equal to the dividends paid on the shares of Common Stock underlying the PSUs, are accrued and paid after the end of the performance cycle in additional shares of Common Stock as if reinvested in shares upon the related dates of distribution, but only to the extent that the shares underlying the PSUs are actually earned and payable. We refer to these additional shares in this Proxy Statement as Dividend Equivalent Shares.
3.Reflects awards of RSUs under the 2017 SIP, which are scheduled to vest in three equal installments annually commencing on February 15, 2025. With the exception of Mr. Fox, all NEOs additionally received a one-time RSU award in recognition of the team's successful execution of the exit from office in a period of significant lending market disruption and volatile equity markets. These one-time RSU awards had grant date fair values of $199,994 for Mr. Park, $299,992 for Ms. Sanzone, $99,997 for Mr. Sabatini and $249,961 for Mr. Gordon. Grants of RSUs under the 2017 SIP will not pay dividend equivalents until, and will be conditioned upon, the vesting of the RSUs.
4.The grant date fair value is calculated in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures, and for PSUs is based upon an estimate of the future payout at the date of grant. In fiscal year 2024, shares granted were determined based on stock price on date of grant. See the amounts under Stock Awards for 2024 in the Summary Compensation Table presented earlier in this Proxy Statement. For additional information on the valuation assumptions, please refer to Note 15 to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2024. The amounts shown under Grant Date Fair Value of Stock Awards do not necessarily correspond to the actual value, if any, that may eventually be realized by the NEO.
5.Mr. Park's amounts for 2024 includes the $2,199,143 of incremental fair value resulting from the modification of RSUs and PSUs in connection with Mr. Park's departure from the Company, as discussed in the Compensation Discussion and Analysis above.

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Outstanding Equity Awards at December 31, 2024
The following table sets forth certain information with regard to all unvested awards of RSUs and PSUs held by our NEOs on December 31, 2024. All market values are based on the $54.48 closing price per share of the Common Stock on December 31, 2024.

		Stock Awards
Name	Grant Date(1)	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)

Jason E. Fox	1/12/22	9,713	529,164	64,246	3,500,141
	11/9/22(2)	33	1,798	—	—
	1/24/23	19,886	1,083,389	—	—
	1/23/24	43,037	2,344,656	26,468	1,441,952
ToniAnn Sanzone	1/12/22	3,076	167,580	20,345	1,108,385
	1/24/23	5,966	325,028	—	—
	11/8/23(2)	67	3,650	—	—
	1/23/24	11,988	653,106	7,373	401,683
	1/23/24	4,611	251,207	—	—
John J. Park	1/12/22	2,712	147,750	17,935	977,124
	11/9/22(2)	33	1,798	—	—
	1/24/23	5,354	291,686	—	—
	1/23/24	10,759	586,150	6,617	360,471
	1/23/24	3,074	167,472	—	—
Gino M. Sabatini	1/12/22	2,024	110,268	13,384	729,179
	1/24/23	4,130	225,002	—	—
	1/23/24	8,300	452,184	5,105	278,093
	1/23/24	1,537	83,736	—	—
Brooks G. Gordon	1/12/22	1,538	83,790	10,172	554,192
	1/24/23	3,213	175,044	—	—
	1/23/24	3,842	209,312	3,970	216,287
	1/23/24	6,455	351,668	—	—
1.RSU awards shown in the Number of Shares column vest in three annual installments commencing on February 15 of the year following the year granted. PSU awards shown in the Equity Incentive Plan Awards column have a three year performance period commencing in the year of grant and are scheduled to vest at the end of the third year following grant and certification of performance achievement; the final payout and delivery or deferral of shares occurs in the fourth year following grant. In connection with the Spin-Off, each RSU and PSU outstanding at November 1, 2023 received an equitable adjustment pursuant to the equitable adjustment provision of the 2017 SIP equal to the ratio of the five-day volume weighted-average per-share price of our common stock prior to the Spin-Off divided by the five-day volume weighted-average per-share of our common stock following the Spin-Off. Concurrently, our Board approved modifying the performance vesting conditions assigned to the 2022 PSU outstanding awards to account for the Spin-Off pursuant to the equitable adjustment provision of the 2017 SIP. The modification resulted in incremental fair value to the 2022 PSU outstanding awards under the provisions of ASC 718 which is reflected in the Summary Compensation Table.
2.These RSU awards represent anniversary grants. The grant of RSUs for anniversary milestones are available to all employees for achievement of years of service and are subject to vest in three annual installments commencing on February 15 of the year following the year granted.

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Executive Compensation
The PSU and RSU awards listed above have the following vesting schedules:
■RSU grants dated January 12, 2022 vested in three annual installments commencing on February 15, 2023.
■PSU grants dated January 12, 2022 are shown under Equity Incentive Plan Awards columns and in accordance with SEC rules reflect 147% of the Target amount of PSUs, which were paid out in 2025 after the end of the applicable three year performance cycle (2022-2024).
■RSU grants dated November 9, 2022 vested in three annual installments commencing on February 15, 2023.
■RSU grants dated January 24, 2023 are scheduled to vest in three annual installments commencing on February 15, 2024.
■PSU grants dated January 24, 2023 are shown under Equity Incentive Plan Awards columns and in accordance with SEC rules reflect 0% of the Target amount of PSUs based on performance as of December 31, 2024. PSUs may be paid out in 2026 after the end of the applicable three year performance cycle (2023-2025) if specified performance criteria are ultimately met.
■RSU grant dated November 8, 2023 is scheduled to vest in three annual installments commencing on February 15, 2024.
■RSU grants dated January 23, 2024 are scheduled to vest in three annual installments commencing on February 15, 2025.
■PSU grants dated January 23, 2024 are shown under Equity Incentive Plan Awards columns and in accordance with SEC rules reflect 41% of the Target amount of PSUs based on performance as of December 31, 2024. PSUs may be paid out in 2027 after the end of the applicable three year performance cycle (2024-2026) if specified performance criteria are ultimately met.
2024 Stock Vested
The following table contains information about shares acquired by the NEOs upon the vesting of RSUs and/or PSUs, as applicable, during 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)

Jason E. Fox	133,782	8,006,920
ToniAnn Sanzone	40,425	2,419,030
John J. Park	40,810	2,444,248
Gino M. Sabatini	30,534	1,828,582
Brooks G. Gordon	21,139	1,264,976
1.For all NEOs, includes the underlying shares received in February 2024 upon the vesting of the first tranche of the RSUs granted under the LTIP in 2023, the second tranche of the RSUs granted under the LTIP in 2022 and the third and final tranche of the RSUs granted under the LTIP in 2021. Also includes vesting tranches of RSUs granted in recognition of anniversary milestones, awarded in 2020 for Mr. Sabatini, 2021 for Mr. Gordon, 2022 for Messrs. Fox and Park, and 2023 for Ms. Sanzone. For all the NEOs, the actual shares earned underlying the PSUs awarded under the LTIP in 2021, which PSU shares, as well as the related Dividend Equivalent Shares, were all payable in 2024 after the end of their three-year (2021-2023) performance cycle.
2.The Value Realized on Vesting is equal to the product of: the total RSUs vested at $57.30, which was the closing price of the Common Stock on February 15, 2024, the payment date for these shares; and the product of the shares actually earned underlying the PSUs with a 2021-2023 performance cycle, plus the related Dividend Equivalent Shares, at $60.68, which was the closing price of the Common Stock on February 6, 2024, the payment date for these PSU shares. Of these amounts, the payment of certain shares shown was deferred at the election of the executives, pursuant to the terms of the awards and the Deferred Compensation Plan, as follows: for Mr. Fox, a total of 133,749 shares were deferred, of which 9,712 were deferred until February 15, 2027 and 124,037 were deferred until separation from service; for Ms. Sanzone, 30,378 shares were deferred until separation from service; for Mr. Park, 40,777 shares were deferred until separation from service; and, for Mr. Sabatini, 30,534 shares were deferred until separation from service. See 2024 Nonqualified Deferred Compensation below.

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2024 Nonqualified Deferred Compensation
The following table shows the aggregate contributions, earnings, and withdrawals in 2024 for the NEOs under the Deferred Compensation Plan, as more fully described in the Compensation Discussion and Analysis section earlier in this Proxy Statement. The Deferred Compensation Plan allows participants to defer receipt of the Common Stock underlying awards of RSUs and PSUs, and the amounts shown in the table below reflect such deferrals for Messrs. Fox, Park and Sabatini and Ms. Sanzone. The Deferred Compensation Plan also includes Rollover RSUs, and the table below reflects ongoing deferrals of Rollover RSUs for Messrs. Fox, Park and Sabatini.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at Last Fiscal Year End(4) ($)

Jason E. Fox	7,286,646	1,723,685	(5,161,685)	23,573,823
ToniAnn Sanzone	1,654,993	79,287	(79,287)	1,654,993
John J. Park	2,221,531	918,325	(918,325)	13,642,936
Gino M. Sabatini	1,663,492	2,059,227	(2,059,227)	31,741,737
Brooks G. Gordon	—	—	—	—
1.The amounts shown represent the number of RSUs and/or PSUs, including any related Dividend Equivalent Shares, that vested during 2024, but for which the payment of the underlying shares was deferred at the election of the executive pursuant to the terms of the award and the Deferred Compensation Plan, multiplied by $54.48, the closing price per share of the underlying Common Stock on December 31, 2024. Amounts shown above are not reflected in the Stock Awards column in the Summary Compensation Table for the last completed fiscal year as they were awarded in prior years, at which time they were reflected in the Summary Compensation Table.
2.The Aggregate Earnings in Last Fiscal Year column represents dividend equivalents earned on deferred RSUs, PSUs, and/or Rollover RSUs, as applicable, during 2024. Amounts shown above are not reflected for the last completed fiscal year in the Summary Compensation Table.
3.The Aggregate Withdrawals/Distributions column represents dividend equivalents and the value of any deferred shares delivered in the year paid to the NEOs on deferred RSUs, PSUs, and/or Rollover RSUs, as applicable, during 2024. Amounts shown above are not reflected for the last completed fiscal year in the Summary Compensation Table.
4.The amounts shown represent the product of the number of deferred RSUs, PSUs, and/or Rollover RSUs, as applicable, and $54.48, the closing price per share of the underlying Common Stock on December 31, 2024. For each of Messrs. Fox, Park and Sabatini, the amount shown was not previously reported as compensation in the Summary Compensation Tables for previous years because a portion of the deferred awards were granted prior to the date that the individual became an NEO.
Potential Payments Upon Termination or Change-in-Control
Pursuant to the Separation Agreement, Mr. Park continued to receive his base salary of $550,000, and he remained eligible to earn a bonus for 2024 performance at the same $1,000,000 target level. Mr. Park was not eligible for a bonus for 2025 service, nor did he receive a 2025 annual equity grant. In exchange for Mr. Park signing a release of claims and agreeing to those restrictive covenants, Mr. Park will be entitled to receive continued vesting of his outstanding unvested RSUs and PSUs through the date such units would otherwise have become vested in accordance with their terms. Mr. Park did not receive a cash severance payment under the Separation Agreement.
The following table sets forth the amounts each NEO, except for Mr. Park, as of December 31, 2024 would have received upon termination of employment with the Company on that date for each of the hypothetical reasons detailed below. The amounts set forth in the table assume that a termination event occurred on December 31, 2024 and that the value of the Common Stock was $54.48 per share, based on the closing price of the Common Stock on that date; however, the actual amounts that would be payable in these circumstances can only be determined at the time of the executive's separation and may differ from the amounts set forth in the table below. We do not have any tax gross-up commitment under equity award agreements issued to the NEOs in the event that any portion of severance benefits or equity award acceleration, as applicable, results in the NEO becoming liable for payment of a parachute payment excise tax.

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Executive Compensation

Name	Death/ Disability ($)	Termination by the Company for Cause ($)	Involuntary Dismissal ($)	Change in Control with Separation(1) ($)	Retirement ($)

Jason E. Fox
RSUs(2)	3,959,007	—	—	3,959,007	—
PSUs(3)	5,178,469	—	5,178,469	15,535,407	5,178,469
Total	9,137,476	—	5,178,469	19,494,414	5,178,469
ToniAnn Sanzone
RSUs(2)	1,400,572	—	—	1,400,572	—
PSUs(3)	1,568,097	—	1,568,097	4,704,294	1,568,097
Total	2,968,669	—	1,568,097	6,104,866	1,568,097
Gino M. Sabatini
RSUs(2)	871,190	—	—	871,190	—
PSUs(3)	1,059,654	—	1,059,654	3,178,962	1,059,654
Total	1,930,844	—	1,059,654	4,050,152	1,059,654
Brooks G. Gordon
RSUs(2)	819,815	—	—	819,815	—
PSUs(3)	815,366	—	815,366	2,446,098	815,366
Total(4)	1,635,181	—	815,366	3,265,913	815,366
1.The terms of our outstanding equity awards at December 31, 2024 provide that, in the event of a Change in Control of the Company, as defined in the 2009 SIP, the 2017 SIP and the A&R 2017 SIP, the portion of the award not already exercisable or vested becomes exercisable or vested, as the case may be, and for PSUs the awards vest at the Maximum Amount, which is three times the Target Amount, but only if the recipient's employment is terminated following a Change of Control of the Company. As defined in these Plans, and in addition, the payment will be pro-rated through the date of the Change in Control of the Company.
2.Each of the 2009 SIP, the 2017 SIP and the A&R 2017 SIP generally provides that unvested RSUs automatically terminate upon a participant's termination of service for any reason except as provided in footnote 1, above, but that the Compensation Committee has the discretion to determine otherwise. Under the respective RSU award agreements approved by the Committee, if a participant's employment terminates by reason of death or disability, RSUs become fully vested on the date of death or disability. In all other cases, unvested RSUs are forfeited upon termination. Rollover RSUs were fully vested upon issuance and are nonforfeitable, with payout of the underlying shares required to be deferred for a minimum of two years. Rollover RSUs, and any other vested but deferred RSU awards held by the NEOs at December 31, 2024, are included in the Aggregate Balance at Last Fiscal Year End column of the 2024 Nonqualified Deferred Compensation Table presented earlier in this Proxy Statement and, as such, are not shown in the table above.
3.Each of the 2009 SIP, the 2017 SIP and the A&R 2017 SIP generally provides that PSUs automatically terminate upon a participant's termination of service for any reason except as provided in footnote 1, above, but that the Compensation Committee has the discretion to determine otherwise. Under the respective PSU award agreements approved by the Committee, if a participant's employment terminates for any reason other than disability, involuntary dismissal, retirement, or death prior to the conclusion of the performance period, the PSUs are forfeited, subject to the Committee's discretion otherwise. In the case of a termination due to disability, involuntary dismissal, retirement, or death, the participant (or beneficiary) is entitled to a pro rata portion of the award for the period of time worked, contingent upon satisfaction of the performance criteria at the end of the applicable three-year performance period. As a consequence of the contingent nature of the PSU awards, the value that may ultimately be received by the NEO is uncertain. However, the pro-rated values shown reflect the ultimate achievement of Target levels, although actual values will range from zero, if the Threshold level is not achieved, to three times the values shown, if the Maximum level is reached. The numbers also do not indicate whether the individual is eligible for retirement. None of our NEOs are age 65, which represents the same definition of retirement age in our profit sharing plan.
4.This table includes the impact from the post Spin-Off equitable adjustment, made in November 2023, pursuant to the equitable adjustment provision of the 2017 SIP.

52 2025 Proxy Statement

Executive Compensation
CEO Pay Ratio
As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our "median employee" and the annual total compensation of our CEO, Mr. Fox. For these purposes, "annual total compensation" represents the sum of base salary, bonus, overtime, equity awards, profit sharing / pension contributions, if any, and all other compensation.
We identified our "median employee" as of December 31, 2023. At that time, we determined that the sum of annualized base salary and actual bonus paid was the most suitable measure upon which to identify our "median employee," as it reflects the primary compensation elements for most of our employees. For purposes of our 2024 disclosure, we used the same “median employee” identified as of December 31, 2023, as there have been no changes in our employee population or compensation arrangements that we believe would significantly impact our pay ratio disclosure.
For 2024, our last completed fiscal year:
■the annual total compensation of our "median employee" (excluding our CEO), was $195,516, which we calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K; and
■the annual total compensation of our CEO was $10,153,724, which is the amount reported in the "Total" column of our 2024 Summary Compensation Table included above in this Proxy Statement, with no adjustments.
Based on this information, for 2024 the ratio of the annual total compensation of Mr. Fox to the annual total compensation of the "median employee" was 52 to 1, which is a reasonable estimate that was calculated consistent with the SEC regulation and is based on our records and the methodology described below.
This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.
Pay Versus Performance
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Act, and Item 402(v) of Regulation S-K, we provide the following disclosure regarding executive compensation and Company performance for the years listed below. For further information concerning the Company's variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company's performance, refer to "Executive Compensation—Compensation Discussion and Analysis." The Compensation Committee decided not to consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Pay vs. Performance Disclosures(1)(2)(8)
Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid for PEO(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid for Non-PEO NEOs(4) ($)	Value of Fixed $100 Investment Based On:		Net Income ($)	Total AFFO per Share(7) ($)
					W. P. Carey Total Shareholder Return(5) ($)	MSCI US REIT Index Total Shareholder Return(6) ($)

2024	10,153,724	3,680,523	3,814,908	1,750,974	93.59	123.47	460,839,000	4.70
2023(9)	12,990,932	4,687,585	3,889,876	1,917,029	104.67	113.54	708,334,000	5.18
2022	9,405,063	16,628,053	3,240,587	5,044,873	116.07	99.82	599,139,000	5.29
2021	10,103,384	13,913,308	3,448,110	4,514,778	115.52	132.23	409,988,000	5.03
2020	7,405,905	4,593,269	2,607,968	1,808,871	94.01	92.43	455,359,000	4.74
1.Our principal executive officer ("PEO") for FY2020 through FY2024 was Jason E. Fox. Our other, non-PEO, NEOs for FY2020 through FY2024 for whom the Summary Compensation Table total average compensation and other amounts are presented were ToniAnn Sanzone, John J. Park, Gino M. Sabatini and Brooks G. Gordon.
2.Equity compensation fair value calculated based on assumptions determined in accordance with FASB ASC Topic 718. No adjustments were made to Summary Compensation Table disclosed compensation values pursuant to any defined benefit or actuarial pension plans.
3.The following table sets forth the adjustments made during 2024 represented in the Pay Versus Performance Table to arrive at compensation "actually paid" to our PEO during 2024. No adjustments were made pursuant to defined benefit or actuarial pension plans and such line items have been excluded from the table below:

2025 Proxy Statement 53

Executive Compensation

PEO "Compensation Actually Paid" Calculation Detail
Compensation Element	2024 ($)

Summary Compensation Table Reported Total Compensation	10,153,724
Aggregate Summary Compensation Table Reported Equity Compensation (-)	(7,712,724)
Year-End Fair Value of Awards Granted During the FY & Outstanding (+)	5,168,020
Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Outstanding (+/-)	(4,573,714)
Vesting Date Fair Value of Awards Granted & Vested During the Covered FY (+)	—
Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Vesting During Covered FY (+/-)	(598,345)
Prior FYE Value of Awards Determined to Fail to Meet Vesting Conditions During Covered FY (-)	—
Value of Dividends or Other Earnings Paid on Stock Awards Not Otherwise Included (+)	1,243,562
"Compensation Actually Paid" Determination	3,680,523
4.The following table sets forth the adjustments made during 2024 represented in the Pay Versus Performance Table to arrive at compensation "actually paid" to our non-PEO NEOs during 2024:

Average Non-PEO NEO "Compensation Actually Paid" Calculation Detail
Compensation Element	2024 ($)

Summary Compensation Table Reported Total Compensation	3,814,908
Aggregate Summary Compensation Table Reported Equity Compensation (-)	(2,442,497)
Year-End Fair Value of Awards Granted During the FY & Outstanding (+)	1,303,787
Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Outstanding (+/-)	(1,086,980)
Vesting Date Fair Value of Awards Granted & Vested During the Covered FY (+)	—
Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Vesting During Covered FY (+/-)	(147,978)
Prior FYE Value of Awards Determined to Fail to Meet Vesting Conditions During Covered FY (-)	—
Value of Dividends or Other Earnings Paid on Stock Awards Not Otherwise Included (+)	309,734
"Compensation Actually Paid" Determination	1,750,974
5.W. P. Carey TSR calculated based on an assumed $100 investment as of December 31, 2019 and the reinvestment of any issued dividends.
6.Peer TSR calculated for the MSCI US REIT Index based on an assumed $100 investment as of December 31, 2019 and the reinvestment of any issued dividends.
7.See Appendix A for a description of these non-GAAP financial measures. Effective January 1, 2024, we no longer separately analyze our business between real estate operations and investment management operations, and instead view the business as one reportable segment, since our investment management operations have been determined to be both quantitatively and qualitatively insignificant to the Company’s business. Our business is characterized as investing in operationally-critical, single-tenant commercial real estate properties that are leased on a long-term basis. These economic characteristics are similar across various property types, geographic locations, and industries in which our tenants operate and therefore considered one operating segment. The consolidated operating results are regularly reviewed, in the aggregate, by the chief operating decision maker (“CODM”) to evaluate performance and allocate resources. The CODM is our CEO. Accordingly, all operations have been considered to represent one reportable segment, which are reported on our consolidated statements of income and our

54 2025 Proxy Statement

Executive Compensation
consolidated balance sheets. As a result of this change, we have amended one of our company-specific measures from Real Estate AFFO to Total AFFO per share, to reflect how we currently view our business.
8.In connection with the Spin-Off, each RSU and PSU outstanding at November 1, 2023 received an equitable adjustment pursuant to the equitable adjustment provision of the 2017 SIP equal to the ratio of the five-day volume weighted-average per-share price of our common stock prior to the Spin-Off divided by the five-day volume weighted-average per-share of our common stock following the Spin-Off. Concurrently, our Board approved modifying the performance vesting conditions assigned to the 2021 and 2022 PSU outstanding awards to account for the Spin-Off pursuant to the equitable adjustment provision of the 2017 SIP. The modification resulted in minimal incremental fair value to the 2022 PSU outstanding awards under the provisions of ASC 718.
9.The 2023 amounts for each NEO have been revised from those shown in the Summary Compensation Table in our Definitive Proxy Statement on Schedule 14A filed in 2024 to reflect the correction of the grant date fair values associated with November 2023 modifications of the performance vesting conditions assigned to the 2022 PSU outstanding awards to account for the Spin-Off pursuant to the equitable adjustment provision of the 2017 SIP. Refer to our Definitive Proxy Statement on Schedule 14A filed in 2024 for more information on these modifications.
Our Compensation Committee reviews a variety of Company-wide and individual factors to link executive compensation actually paid with Company and executive performance. To promote strong pay-for-performance orientation, when setting executive pay levels, the Compensation Committee considers the Company's absolute and relative TSR, short- and long-term business outlook, including Total AFFO(7) per share and the broader market environment.
The following section provides a description of the relationships between W. P. Carey's TSR relative to a peer comparator index, as well as compensation actually paid relative to W. P. Carey's TSR, net income, and Total AFFO(7) per share over the last four completed fiscal years.
Compensation Actually Paid vs. TSR
Compensation Actually Paid vs. Net Income

2025 Proxy Statement 55

Executive Compensation
Compensation Actually Paid vs. Total AFFO(1) per Share
1.See Appendix A for a description of this non-GAAP financial measure.
Performance Metrics to Link Executive Compensation Actually Paid with Company Performance
Provided below are the most important measures used to link compensation actually paid with W. P. Carey performance during the most recently completed fiscal year. The measures in this table are not listed in order of importance. See the "Compensation Discussion & Analysis" above and published in our historical proxy statements for additional detail on executive compensation actions.

Performance Metric Tabular Disclosure

Total Adjusted Funds from Operations ("Total AFFO") per Share(1)
Total Shareholder Return
Net Debt to Adjusted EBITDA(1)
Cash Interest Expense Coverage Ratio(1)
Investment Volume(2)
1.See Appendix A for a description of these non-GAAP financial measures.
2.This metric only impacts Mr. Sabatini's compensation performance.
Note, the value ultimately realized by our executive officers is still subject to significant variation over time (e.g., forfeiture of unvested awards prior to vesting, variation in stock price prior to award monetization).

56 2025 Proxy Statement

Proposal Three:
Ratification of Appointment of Independent Registered Public Accounting Firm
From our inception in 1973, the Company has engaged the firm of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm. For 2025, the Audit Committee has approved the engagement of PricewaterhouseCoopers LLP as our independent auditors. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to make a statement, if he or she desires to do so, and to respond to appropriate questions from stockholders.
Although stockholder ratification of PricewaterhouseCoopers LLP's appointment is not required by our Charter, the Bylaws, or otherwise, the Board is submitting the ratification of PricewaterhouseCoopers LLP's appointment for fiscal year 2025 to the Company's shareholders. If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for fiscal year 2025 but will not be obligated to terminate the appointment. Even if the stockholders ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee in its discretion may direct the appointment of a different Independent Registered Public Accounting Firm at any time during the year if the Audit Committee determines that such a change would be in the Company's interests.
The ratification of PricewaterhouseCoopers LLP's appointment requires the affirmative vote of a majority of the votes actually cast by shares present at the virtual meeting or represented by proxy at the Annual Meeting, a quorum being present.

The Board recommends a vote FOR the ratification of appointment of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for 2025.

2025 Proxy Statement 57

Report of the Audit Committee
The Audit Committee of the Board reports as follows with respect to the audit of W. P. Carey Inc.'s fiscal 2024 audited financial statements and management's report of internal controls over financial reporting.
The audit functions of the Audit Committee focus on the adequacy of W. P. Carey Inc.'s internal controls and financial reporting procedures, the performance of W. P. Carey Inc.'s internal audit function and the independence and performance of W. P. Carey Inc.'s Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP. The Audit Committee meets periodically with management to consider the adequacy of internal controls and the objectivity of W. P. Carey Inc.'s financial reporting. The Audit Committee discusses these matters with appropriate internal financial personnel as well as its Independent Registered Public Accounting Firm. The Audit Committee held eight regularly scheduled meetings during 2024.
Management has primary responsibility for W. P. Carey Inc.'s financial statements and management's report of internal controls over financial reporting and the overall reporting process, including W. P. Carey Inc.'s system of internal controls. The Independent Registered Public Accounting Firm audits the annual financial statements and the effectiveness of internal controls over financial reporting, expresses an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States and discusses with the Audit Committee any issues they believe should be raised with us. The Audit Committee monitors these processes, relying without independent verification on the information provided to us and on the representations made by management.
The Audit Committee has reviewed and discussed the audited financial statements and management's report of internal controls over financial reporting with the management of W. P. Carey Inc. The Directors who serve on the Audit Committee are all "independent" as defined in the NYSE Listing Standards and applicable rules of the SEC.
The Audit Committee has discussed with the Company's Independent Registered Public Accounting Firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board ("PCAOB") and the SEC. The Audit Committee has received written disclosures and the letter from the Independent Registered Public Accounting Firm required by the applicable requirements of the PCAOB regarding the Independent Registered Public Accounting Firm's communications with the committee concerning independence and has discussed with the Independent Registered Public Accounting Firm their independence from W. P. Carey Inc. Based on this review and discussions of the audited financial statements and management's report on internal control over financial reporting of W. P. Carey Inc. with management and discussions with the Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2024 be included in the Company's Annual Report for filing with the SEC.
Submitted by the Audit Committee:
Robert J. Flanagan, Chair
Mark A. Alexander
Peter J. Farrell
Rhonda O. Gass
Elisabeth T. Stheeman
The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that the Company incorporates it by specific reference.
Financial Expert
The Board has determined that Robert J. Flanagan, who is Chair of the Audit Committee, Mark A. Alexander and Peter J. Farrell, who are members of that committee, are each a "financial expert" as defined in Item 407 of Regulation S-K under the Exchange Act. As noted above, each of these individuals are independent under the Listing Standards of the NYSE and the rules of the SEC.

58 2025 Proxy Statement

Fees Billed by PricewaterhouseCoopers LLP
Fees Billed by PricewaterhouseCoopers LLP During Fiscal Years 2024 and 2023
The following table sets forth the approximate aggregate fees billed to W. P. Carey during fiscal years 2024 and 2023 by PricewaterhouseCoopers LLP, categorized in accordance with SEC definitions and rules:

	2024	2023
	($)	($)

Audit Fees(1)	3,700,000	4,250,000
Audit-Related Fees(2)	352,055	199,353
Tax Fees(3)	1,914,209	2,323,348
All Other Fees(4)	153,000	222,250
Total Fees	6,119,264	6,994,951
1.Audit Fees: This category consists of fees for professional services rendered for the audit of W. P. Carey's fiscal 2024 and 2023 financial statements included in the Company's Annual Reports on Form 10‑K (including services incurred with respect to rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), the review of the financial statements included in the Company's Quarterly Reports on Form 10‑Q for each of the quarters ended March 31, June 30, and September 30, 2024 and 2023, and other audit services.
2.Audit-Related Fees: This category consists of audit-related services performed by PricewaterhouseCoopers LLP and for 2024 and 2023 includes audit services for SEC registration statement review and the related issuance of any comfort letters and consents.
3.Tax Fees: This category consists of fees billed to W. P. Carey by PricewaterhouseCoopers LLP of $1,551,485 and $1,976,344 for tax compliance services during 2024 and 2023, respectively, and $362,724 and $347,004 for tax consultation in connection with transactions during 2024 and 2023, respectively.
4.All Other Fees: This category consists of fees billed to W. P. Carey by PricewaterhouseCoopers LLP in connection with sustainability reporting services performed in 2024, as well as professional education training sessions that were curated and delivered by PricewaterhouseCoopers LLP during 2023.
Pre-Approval Policies
The Audit Committee's policy is to pre-approve audit and permissible non-audit services provided by the Company's Independent Registered Public Accounting Firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The Independent Registered Public Accounting Firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the Independent Registered Public Accounting Firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. If a non-audit service is required before the Audit Committee's next scheduled meeting, the Committee has delegated to its Chair, Mr. Flanagan, the authority to approve such services on its behalf, provided that such action is reported to the committee at its next meeting. Pursuant to these policies, the Audit Committee pre-approved all the services provided by the Independent Registered Public Accounting Firm in fiscal years 2024 and 2023 shown in the table above.

2025 Proxy Statement 59

Security Ownership of Certain Beneficial Owners, Directors and Management
The following tables set forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 24, 2025 by each of the current Directors and the nominees for election as Director, each of the NEOs listed in the Summary Compensation Table presented earlier in this Proxy Statement, all Directors and executive officers on that date as a group, and each person known to the Company to own beneficially more than 5% of the Common Stock. Any fractional shares are rounded down to the nearest full share. Except as noted below, none of the shares has been pledged as collateral.

Name of Beneficial Owner	Amount of Shares Beneficially Owned (#)	Percentage of Class (%)

The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	30,784,040	14.06%
BlackRock, Inc.(2) 50 Hudson Yards New York, NY 10001	26,442,290	12.08%
State Street Corporation(3) 1 Congress Street, Suite 1 Boston, MA 02114	12,944,145	5.91%
1.The information for The Vanguard Group (“Vanguard”) is derived from a Schedule 13G/A, filed with the SEC on February 13, 2024, to report beneficial ownership as of December 29, 2023. Based on that filing, Vanguard was the beneficial owner of 30,784,040 shares in the aggregate at that date. As of that date, Vanguard reported that it had sole dispositive power with respect to 30,133,525 shares, shared dispositive power with respect to 650,515 shares, and shared voting power with respect to 324,277 shares.
2.The information for BlackRock, Inc. is derived from a Schedule 13G/A filed with the SEC on January 23, 2024 to report beneficial ownership as of December 31, 2023. Based on that filing, BlackRock, Inc. was the beneficial owner of 26,442,290 shares in the aggregate as of that date. As of that date, BlackRock, Inc. reported that it had sole dispositive power with respect to 26,442,290 shares and sole voting power with respect to 24,810,419 shares.
3.The information for State Street Corporation ("State Street") is derived from a Schedule 13G, filed with the SEC on January 29, 2024, to report beneficial ownership as of December 31, 2023. Based on that filing, State Street was the beneficial owner of 12,944,145 shares in the aggregate as of that date. As of that date, State Street reported that it had shared dispositive power with respect to 12,915,645 shares, and shared voting power with respect to 9,889,441 shares.

60 2025 Proxy Statement

Security Ownership of Certain Beneficial Owners, Directors

Name of Beneficial Owner	Amount of Shares Beneficially Owned(1) (#)	Percentage of Class (%)

Directors
Mark A. Alexander(2)	46,670	*
Constantin H. Beier(2)	6,674	*
Tonit M. Calaway(2)	11,494	*
Peter J. Farrell(3)	19,086	*
Robert J. Flanagan(3)	13,510	*
Jason E. Fox(4)(5)	782,520	*
Rhonda O. Gass(3)(4)	2,813	*
Margaret G. Lewis(2)	16,268	*
Christopher J. Niehaus(3)	28,461	*
Elisabeth T. Stheeman(2)	5,705	*
Named Executive Officers
John J. Park (4)(6)	663,883	*
ToniAnn Sanzone(4)	129,934	*
Gino M. Sabatini(4)(7)	778,008	*
Brooks G. Gordon	136,071	*
All Directors and Named Executive Officers as a Group (14 individuals)	2,041,424	*

*    Less than 1%
1.Beneficial ownership has been determined in accordance with the rules of the SEC and includes shares that each beneficial owner (or the Directors and NEOs as a group) has the right to acquire within 60 days of March 24, 2025, including vested Director RSUs, PSUs, Rollover RSUs, and Dividend Equivalent Rights (“DERs”), each as defined herein, where payout of the underlying shares has been deferred. Except as otherwise noted, all beneficially owned shares are held with sole voting and investment power and are not pledged to third parties.
2.Includes 3,203 Director RSAs granted on July 1, 2024 and are not scheduled to vest until July 1, 2025, as to which the recipients have current voting rights.
3.Excludes (i) 3,203 Director RSUs granted on July 1, 2024 under the Deferred Compensation Plan, which are not scheduled to vest until July 1, 2025, and for which recipients do not have current voting rights, and (ii) DERs accrued on unvested Director RSUs.
4.Includes vested and deferred shares that have been deferred until the end of the deferral period selected by the individual.
5.Includes 1,175 shares owned by Mr. Fox’s son, 85 shares owned by his daughter, and 140,793 shares that have been pledged as security in margin accounts, whether or not there are loans outstanding. There are currently no loans outstanding. See “Pledging Policy — Compensation Discussion and Analysis.”
6.Includes 32,621 shares owned by Mr. Park’s spouse, for which Mr. Park disclaims beneficial ownership. Excludes shares held by three adult children who are no longer members of Mr. Park’s household. Pursuant to Item 403 of Regulation S-K, Mr. Park, who ceased to be an NEO when he stepped down as President effective September 30, 2024, is still included as an NEO for fiscal year 2024. Mr. Park remained employed for a transitional period through February 28, 2025.
7.Includes 1,404 shares owned by Mr. Sabatini’s son, 847 shares owned by his daughter, and 169,749 shares owned by Sabatini 2020 LP, a limited partnership of which Mr. Sabatini and his wife are the sole members of its general partner and are the sole limited partners.

2025 Proxy Statement 61

Equity Compensation Plan Information
The following table presents information regarding the Company's equity compensation plans as of December 31, 2024:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a) (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) (#)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c) (#)

Equity compensation plans approved by security holders	2,427,903(1)	0(2)	5,381,422(3)
Equity compensation plans not approved by security holders	0	0	0
Total	2,427,903(1)	0(2)	5,381,422(3)
1.Reflects outstanding options, RSUs, and PSUs issued to officers and employees under the 1997 SIP, the 2009 SIP, the 2017 SIP, the A&R 2017 SIP, and the Non-Employee Director Stock Election Plan, including 1,391,456 such awards where the payout of the underlying shares upon vesting was deferred at the election of the recipient pursuant to the Deferred Compensation Plan, and outstanding options, RSUs and PSUs issued under the 2017 SIP. For PSUs, which may or may not vest in varying amounts depending on the achievement of specified performance criteria, the Target Amount (100% of the award paid), aggregating 492,858 shares, was used; the Maximum Amount (300% of the Target Amount) that can be issued would be 1,478,574 shares. Amounts shown do not include dividend equivalents to be paid on PSUs, which are reinvested in shares of Common Stock after the end of the relevant performance cycle but only to the extent the PSUs vest. See the table entitled 2024 Grants of Plan-Based Awards shown previously in this Proxy Statement for a description of these Dividend Equivalent Shares. Also reflects 2,271 vested Director RSUs, where the payout of the underlying shares is automatically deferred until the Director completes service on the Board, but does not include Director RSAs.
2.All RSUs and PSUs are settled in shares of Common Stock on a one-for-one basis and accordingly do not have a Weighted-Average Exercise Price.
3.Includes the following shares of Common Stock remaining available for issuance at December 31, 2024: 4,958,862 shares issuable under the current A&R 2017 SIP, which may be issued as RSAs, upon vesting of RSUs or PSUs (assuming target performance), or as other stock based awards; 96,166 shares issuable under the Non-Employee Director Stock Election Plan, which may be issued as RSAs or upon vesting of RSUs; and 326,394 shares issuable under the Company's ESPP. Under the ESPP, eligible employees can purchase shares semi-annually with up to a maximum of 10% of eligible compensation, or $10,000, if less, per year, with the purchase price equal to 90% of the fair market value of the Common Stock on the last day of each semi-annual purchase period, which is defined in the ESPP as the average of the high and low prices of such stock on the NYSE. The terms of the ESPP do not limit the aggregate number of shares subject to purchase by all participants during any one purchase period.

62 2025 Proxy Statement

Users' Guide
Who is soliciting my proxy?
The Directors of W. P. Carey, on behalf of the Company, are sending you this Proxy Statement and enclosed proxy card.
Who is entitled to vote?
W. P. Carey's shareholders as of the close of business on March 24, 2025, which is the record date, are entitled to vote at the Annual Meeting.
What is the Board's voting recommendation for each of the proposals and what vote is required for the different proposals?
You may vote FOR, AGAINST or ABSTAIN with respect to each Proposal.

Proposal	Board Vote Recommendation	Vote Required to Approve	Effect of Abstention	Page

Proposal One: Election of Ten Directors	FOR each Nominee	Majority of the votes cast with respect to each nominee	No effect	6
Proposal Two: Advisory Vote on Executive Compensation	FOR	Majority of the votes cast on the Proposal	No effect	34
Proposal Three: Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	Majority of the votes cast on the Proposal	No effect	57
If you own shares through a broker or other nominee in street name, you may instruct your broker or other nominee as to how to vote your shares. A "broker non-vote" occurs when you fail to provide a broker or other nominee with voting instructions and a broker or other nominee does not have the discretionary authority to vote your shares on a particular matter because the matter is not a routine matter under the NYSE rules. Proposal Three is the only Proposal for which broker discretionary voting is allowed. Therefore, if you fail to provide your broker or other nominee with voting instructions with respect to Proposals One and Two, broker non-votes will result with respect to each of those Proposals. A broker non-vote will not be considered a vote cast, will not be counted in determining the number of affirmative votes required for approval and accordingly, will not have the effect of a vote for or against the proposal. Broker non-votes and abstentions will be counted for purposes of calculating whether a quorum is present at the Annual Meeting.
To attend, participate in and/or vote at the virtual Annual Meeting at www.virtualshareholdermeeting.com/WPC2025, stockholders must enter the 16-digit control number found on their proxy card or voting instruction form or notice. Support phone numbers will be available on the meeting website if you experience any technical difficulties.
You may cast your vote in any of the following ways:

Internet	Phone	Mail	QR Code

Visit www.proxyvote.com. You will need the 16-digit number included on your proxy card, voter instruction form or notice.	Call 1-800-690-6903 or the number on your voter instruction form. You will need the 16-digit number included on your proxy card, voter instruction form or notice.	Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.	Point your smartphone camera at the icon above to visit www.proxyvote.com. You will need the 16-digit number included on your proxy card, voter instruction form or notice.
How many shares may vote?
At the close of business on the record date, W. P. Carey had 218,975,748 shares of its Common Stock outstanding and entitled to vote. Every shareholder is entitled to one vote for each share held.
What is a quorum?
A quorum is the presence, either in person at the virtual meeting or represented by proxy, of a majority of all the votes entitled to be cast at the Annual Meeting. There must be a quorum for the Annual Meeting to be held.

2025 Proxy Statement 63

Users’ Guide
How will voting on any shareholder proposals be conducted?
We do not know of any other matters that are likely to be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, your signed proxy gives authority to the persons named in the enclosed proxy to vote your shares on such matters in accordance with their best judgment, to the extent permitted by applicable law.
Who will pay the cost for this proxy solicitation?
W. P. Carey will pay the cost of preparing, assembling, and mailing the Notice about Internet Availability of Proxy Material, this Proxy Statement, the Notice of Meeting, and the enclosed proxy card. In addition to the solicitation of proxies by mail, we may utilize some of our officers and employees (who will receive no compensation in addition to their regular salaries) to solicit proxies personally and by telephone. We have retained the services of Georgeson LLC to assist in the solicitation of proxies for a fee of $10,000 plus reasonable out-of-pocket expenses. We may engage Georgeson for additional solicitation work and incur fees greater than $10,000, depending on a variety of factors, including preliminary voting results. We expect to request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies, and we will reimburse such persons for their expenses in so doing.
May I revoke my proxy?
Yes, you may revoke your proxy at any time before the Annual Meeting by notifying W. P. Carey's Corporate Secretary or submitting a new proxy card, or by voting at the virtual meeting. You should mail any notice of revocation of proxy to Susan C. Hyde, Corporate Secretary, W. P. Carey Inc., One Manhattan West, 395 9th Avenue, 58th Floor, New York, New York 10001.
What is "householding"?
We have adopted "householding," a procedure under which owners who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces duplicate mailings and thus reduces our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Householding does not affect dividend check mailings. We will deliver promptly upon oral or written request a separate copy of the Proxy Statement to any owner at their address. If you would like to opt out of householding, or if you are an owner eligible for householding and would like to participate in householding, please send a request to the Corporate Secretary noted above. To opt out of householding, you may also send a request to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call Broadridge at 1-866-540-7095.
For householding relating to street name holdings, please contact the bank, broker or other nominee that holds your shares.
We make references herein to various websites, including our website located at www.wpcarey.com, however, the information located on, or accessible from, from any website (including our website) is not, and should not be deemed to be, part of this Proxy Statement or incorporated into any other filing that we submit to the SEC.

64 2025 Proxy Statement

Appendix A—Descriptions of Non-GAAP Financial Measures
Non-GAAP Financial Disclosures
In the real estate industry, analysts and investors employ certain non-GAAP supplemental financial measures in order to facilitate meaningful comparisons between periods and among peer companies. Additionally, in the formulation of our goals and in the evaluation of the effectiveness of our strategies, we use certain non-GAAP measures defined by our management. We have included definitions of certain of these measures below. Our Form 10-K for the year ended December 31, 2024 and the supplemental financial information that we filed and furnished with the SEC on February 11, 2025 and February 12, 2025, respectively, provide additional information on our non-GAAP measures, including reconciliations to the most directly comparable GAAP measures. These materials are not incorporated by reference herein.
FFO and AFFO
Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts ("NAREIT"), an industry trade group, has promulgated a non-GAAP measure known as FFO, which we believe to be an appropriate supplemental measure, when used in addition to and in conjunction with results presented in accordance with GAAP, to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental non-GAAP measure. FFO is not equivalent to, nor a substitute for, net income or loss as determined under GAAP.
We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as restated in December 2018. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from the sale of certain real estate, impairment charges on real estate or other assets incidental to the company's main business, gains or losses on changes in control of interests in real estate and depreciation and amortization from real estate assets; and after adjustments for unconsolidated partnerships and jointly owned investments. Adjustments for unconsolidated partnerships and jointly owned investments are calculated to reflect FFO on the same basis.
We also modify the NAREIT computation of FFO to adjust GAAP net income for certain non-cash charges, such as amortization of real estate-related intangibles, deferred income tax benefits and expenses, straight-line rent and related reserves, other non-cash rent adjustments, non-cash allowance for credit losses on loans receivable and finance leases, stock-based compensation, non-cash environmental accretion expense, amortization of discounts and premiums on debt and amortization of deferred financing costs. Our assessment of our operations is focused on long-term sustainability and not on such non-cash items, which may cause short-term fluctuations in net income but have no impact on cash flows. Additionally, we exclude non-core income and expenses, such as gains or losses from extinguishment of debt, gains or losses on the mark-to-market fair value of equity securities, merger and acquisition expenses, and Spin-Off expenses. We also exclude realized and unrealized gains/losses on foreign currency exchange rate movements (other than those realized on the settlement of foreign currency derivatives), which are not considered fundamental attributes of our business plan and do not affect our overall long-term operating performance. We refer to our modified definition of FFO as AFFO. We exclude these items from GAAP net income to arrive at AFFO as they are not the primary drivers in our decision-making process and excluding these items provides investors a view of our portfolio performance over time and makes it more comparable to other REITs. AFFO also reflects adjustments for unconsolidated partnerships and jointly owned investments. We use AFFO as one measure of our operating performance when we formulate corporate goals, evaluate the effectiveness of our strategies and determine executive compensation.
We believe that AFFO is a useful supplemental measure for investors to consider as we believe it will help them to better assess the sustainability of our operating performance without the potentially distorting impact of these short-term fluctuations. However, there are limits on the usefulness of AFFO to investors. For example, impairment charges and unrealized foreign currency exchange rate losses that we exclude may become actual realized losses upon the ultimate disposition of the properties in the form of lower cash proceeds or other considerations. We use our FFO and AFFO measures as supplemental financial measures of operating performance. We do not use our FFO and AFFO measures as, nor should they be considered to be, alternatives to net income computed under GAAP, or as alternatives to net cash provided by operating activities computed under GAAP, or as indicators of our ability to fund our cash needs.
RE AFFO represents AFFO attributable to our Real Estate segment, which was a non-GAAP measure used prior to 2024. Beginning January 1, 2024, we no longer separately analyze our business between real estate operations and investment management operations, and instead view the business as one reportable segment. Therefore, beginning January 1, 2024, RE AFFO is no longer presented.

2025 Proxy Statement 65

Appendix A
Adjusted EBITDA
We believe that EBITDA is a useful supplemental measure to investors and analysts for assessing the performance of our business segments because (i) it removes the impact of our capital structure from our operating results and (ii) it is helpful when comparing our operating performance to that of companies in our industry without regard to such items, which can vary substantially from company to company. Adjusted EBITDA as disclosed represents EBITDA, modified to include other adjustments to GAAP net income for certain non-cash charges, such as impairments, non-cash rent adjustments and unrealized gains and losses from our hedging activity. Additionally, we exclude gains and losses on sale of real estate, which are not considered fundamental attributes of our business plans and do not affect our overall long-term operating performance. We exclude these items from adjusted EBITDA as they are not the primary drivers in our decision-making process. Adjusted EBITDA reflects adjustments for unconsolidated partnerships and jointly owned investments. Our assessment of our operations is focused on long-term sustainability and not on such non-cash and non-core items, which may cause short-term fluctuations in net income but have no impact on cash flows. We believe that adjusted EBITDA is a useful supplemental measure to investors and analysts, although it does not represent net income that is computed in accordance with GAAP. Accordingly, adjusted EBITDA should not be considered as an alternative to net income or as an indicator of our financial performance. EBITDA and adjusted EBITDA as calculated by us may not be comparable to similarly titled measures of other companies.
Cash Interest Expense
Cash interest expense is a non-GAAP financial measure equal to interest expense calculated in accordance with GAAP, plus capitalized interest and other non-cash amortization expense, less amortization of deferred financing costs and debt premiums/discounts, adjusted for pro rata ownership.
Cash Interest Expense Coverage Ratio
Cash interest expense coverage ratio is a non-GAAP financial measure representing the ratio of Adjusted EBITDA to cash interest expense on a trailing 12 months basis. We believe this ratio is useful to investors as a supplemental measure of our ability to satisfy fixed interest expense obligations.
Other Metrics
Pro Rata Metrics
This Proxy Statement contains certain metrics prepared on a pro rata basis. We refer to these metrics as pro rata metrics. We have certain investments in which our economic ownership is less than 100%. On a full consolidation basis, we report 100% of the assets, liabilities, revenues and expenses of those investments that are deemed to be under our control or for which we are deemed to be the primary beneficiary, even if our ownership is less than 100%. Also, for all other jointly owned investments, which we do not control, we report our net investment and our net income or loss from that investment. On a pro rata basis, we generally present our proportionate share, based on our economic ownership of these jointly owned investments, of the assets, liabilities, revenues and expenses of those investments. Multiplying each of our jointly owned investments' financial statement line items by our percentage ownership and adding or subtracting those amounts from our totals, as applicable, may not accurately depict the legal and economic implications of holding an ownership interest of less than 100% in our jointly owned investments.
ABR
ABR represents contractual minimum annualized base rent for our net-leased properties and reflects exchange rates as of December 31, 2024. If there is a rent abatement, we annualize the first monthly contractual base rent following the free rent period. ABR is not applicable to operating properties and is presented on a pro rata basis.

66 2025 Proxy Statement

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W. P. CAREY

**SCAN TO VIEW MATERIALS & VOTE**

**VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/WPC2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V61208-P25331 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**W. P. CAREY INC.**

**The Board of Directors recommends you vote FOR the election of all of the director nominees listed in Proposal 1:**

1. Election of the Director Nominees to serve until the 2026 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify:

| Nominees: | For | Against | Abstain |
|---|---|---|---|
| 1a. Mark A. Alexander | ☐ | ☐ | ☐ |
| 1b. Constantin H. Beier | ☐ | ☐ | ☐ |
| 1c. Tonit M. Calaway | ☐ | ☐ | ☐ |
| 1d. Peter J. Farrell | ☐ | ☐ | ☐ |
| 1e. Robert J. Flanagan | ☐ | ☐ | ☐ |
| 1f. Jason E. Fox | ☐ | ☐ | ☐ |
| 1g. Rhonda O. Gass | ☐ | ☐ | ☐ |
| 1h. Margaret G. Lewis | ☐ | ☐ | ☐ |
| 1i. Christopher J. Niehaus | ☐ | ☐ | ☐ |
| 1j. Elisabeth T. Stheeman | ☐ | ☐ | ☐ |

| **The Board of Directors recommends you vote FOR Proposals 2 and 3:** | For | Against | Abstain |
|---|---|---|---|
| 2. To Approve the Advisory Resolution on Executive Compensation. | ☐ | ☐ | ☐ |
| 3. Ratification of Appointment of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for 2025. | ☐ | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V61209-P25331

**W. P. CAREY INC.**
**ANNUAL MEETING OF STOCKHOLDERS**
**JUNE 12, 2025**
**THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS**

The stockholder(s) hereby appoint(s) ToniAnn Sanzone and Susan C. Hyde, and each of them, with full power of substitution, as proxy to attend on behalf of the stockholder(s), and to vote all shares of W. P. Carey Inc. common stock that the stockholder(s) is/are entitled to vote, at the 2025 Annual Meeting of Stockholders of W. P. Carey Inc. to be held virtually at www.virtualshareholdermeeting.com/WPC2025 on Thursday, June 12, 2025 at 1:30 p.m., Eastern Time and any adjournment or postponement thereof and otherwise to represent the stockholder(s) at the 2025 Annual Meeting and all adjournments or postponements thereof with all powers possessed by you, if personally present. The stockholder(s) hereby revoke(s) all prior proxies heretofore given with respect to the 2025 Annual Meeting and any adjournment or postponement thereof.

**THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S) ON THE REVERSE SIDE. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2 AND PROPOSAL 3. THE VOTES YOU ARE ENTITLED TO CAST WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.**

**PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.**

**Continued and to be signed on reverse side**